Exhibit 99.1

Explanatory Statement

This Exhibit 99.1 (this "Exhibit 99.1") is being filed to reflect certain retrospective revisions for discontinued operations and changes in reportable segments described under the heading “Business” below that have been made to the consolidated financial statements of Franchise Group, Inc. (the “Company”) in its Annual Report on Form10-K for the year ended December 26, 2020 that was previously filed with the Securities and Exchange Commission (“SEC”) on March 10, 2021 (the “2020 Form 10-K”). In particular, this Exhibit 99.1 contains a revised description of the Company's “Business,” “Properties,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Financial Statements and Supplementary Data”.

PART I
Item 1.    Business.

Overview

We are an owner and operator of franchised and franchisable businesses that continually looks to grow our portfolio of brands while utilizing our operating and capital allocation philosophies to generate strong cash flows. We have a diversified and growing portfolio of highly recognized brands that compete in the U.S. and Canada. Our asset-light business model is designed to generate consistent, recurring revenue and strong operating margins and requires limited maintenance capital expenditures. As a multi-brand operator, we continually look to diversify and grow our portfolio of brands either through acquisition or organic brand development. Our acquisition strategy typically targets businesses that are highly cash flow generative with compelling unit economics that can be scaled by adding franchise and company owned units, or that can be restructured to enhance performance and value to Franchise Group. We strive to create value for our stockholders by generating free cash flow and capital-efficient growth across economic cycles.

Our business lines include American Freight, The Vitamin Shoppe ("Vitamin Shoppe") and Buddy’s Home Furnishings ("Buddy's"). As of the year ended December 26, 2020, on a combined basis, we operated 1,329 locations, consisting of 253 franchised locations and 1,076 company run locations. Each of our companies has its own management team with significant experience in its respective industry. Additionally, we offer each of our brands a shared services platform that allows us to drive economies of scale and efficiencies. We believe our platform enables our portfolio of brands to be stronger together than they are apart.

On February 21, 2021 we entered into a purchase agreement (the "Purchase Agreement") to sell our Liberty Tax business to NextPoint Acquisition Corp ("NextPoint"), a special purpose acquisition corporation incorporated under the laws of the Province of British Columbia. The Liberty Tax business met the criteria to be reported as discontinued operations, therefore, we are reporting the historical financial position and results of operations of the Liberty Tax business as discontinued operations and, as such, have been excluded from continuing operations and segment results for all periods presented. The accompanying Notes to the Consolidated Financial Statements and all prior year balances have been reclassified to conform to this presentation. Please refer to "Note 3. Discontinued Operations and Assets Disposition" of the Consolidated Financial Statements for additional information regarding discontinued operations. A more complete description of our business prior to the Purchase Agreement is included in Item 1. "Business" in Part I of the Annual Report on Form 10-K for the year ended December 26, 2020 that was previously filed with the Securities and Exchange Commission ("SEC") on March 10, 2021.

Our Liberty Tax business is one of the leading providers of tax preparation services in the United States and Canada. Tax preparation services and related tax settlement products are offered through approximately 2,490 franchised locations and approximately 204 Company-owned offices. The majority of offices are operated under the Liberty Tax Service brand. An online digital Do-It-Yourself tax program is also provided in the U.S. In addition to tax preparation services, related financial products are offered to our tax customers. The services and products are designed to provide streamlined tax preparation services for taxpayers who, for reasons of complexity, convenience, or the need for prompt tax refunds, seek assisted tax preparation services.

We believe our financial performance and business model have been resilient across economic cycles and recently during the COVID-19 pandemic. In addition, our franchised business model is designed to generate consistent, recurring revenue and predictable free cash flow in order to insulate us from the operating cost variability of our franchised locations. The operating costs of franchised locations are borne by the franchisees themselves.

We believe our success is driven in large part by our mutually beneficial relationships with our individual franchisees. Our franchise programs are designed to promote consistency and we are selective in granting franchises. We are focused on partnering with franchisees who have the commitment, capability and capitalization to grow our brands. Franchisees can range in size from individuals owning just one location to publicly-traded companies.

While the specific terms of our franchise agreements vary between brands, we utilize both store-level franchise and master franchise programs. Under both types of franchise programs, franchisees supply capital by purchasing or leasing the land, building, equipment, signs, inventory and supplies. Store-level franchise agreements typically require payment to us of certain upfront fees such as initial fees paid upon opening a store, fees paid to renew the term of the franchise agreement and fees paid in the event the franchise agreement is transferred to another franchisee. Franchisees also pay monthly continuing fees based on a percentage of their store sales and are required to spend a certain amount to advertise and promote the brand. Under master franchise arrangements, we enter into agreements that allow master franchisees to operate stores as well as sub-franchise stores within certain geographic territories. Master franchisees are typically responsible for overseeing development within their territories and performing certain other administrative duties with regard to the oversight of sub-franchisees. In exchange, master franchisees retain a certain percentage of fees payable by the sub-franchisees under their franchise agreements and typically pay lower fees for the stores they operate.

We seek to maintain healthy relationships with our franchisees and their representatives. We invest a significant amount of time working with the franchisee community on key aspects of the business, including products, equipment, operational improvements, standards and management techniques.

Our Brands

Our Vitamin Shoppe segment is an omni-channel specialty retailer of vitamins, minerals, herbs, specialty supplements, sports nutrition and other health and wellness products. We market approximately 700 nationally recognized brands as well as our own brands, which include The Vitamin Shoppe®, BodyTech®, True Athlete®, plnt®, ProBioCare®, Fitfactor Weight Management System® and Vthrive The Vitamin Shoppe®. We believe we offer one of the largest varieties of products among vitamin, mineral and supplement retailers, and we continue to refine our assortment with approximately 6,800 stock keeping units ("SKUs") offered in our typical store and approximately 7,200 additional SKUs available through e-commerce. Our broad product offering enables us to provide our customers with a depth of selection of products that may not be readily available at other specialty retailers or mass merchants, such as discount stores, supermarkets, drug stores and wholesale clubs. We believe our product offering and emphasis on product knowledge and customer service helps us meet the needs of our target customer and serves as a foundation for enhancing strong customer loyalty. We continue to focus on improving the customer experience through the roll-out of initiatives including increasing customer engagement and personalization, redesigning the omni-channel experience (including in stores as well as through the internet and mobile devices), growing our private brands and improving the effectiveness of pricing and promotions. At December 26, 2020, Vitamin Shoppe operated 719 stores in the U.S. under The Vitamin Shoppe and Super Supplements banners and is headquartered in Secaucus, New Jersey.

Our American Freight segment is a retail chain offering in-store and online access to furniture, mattresses, new and out-of-box home appliances and home accessories at discount prices. American Freight buys direct from manufacturers and sells direct in warehouse-style stores. By cutting out the middleman and keeping its overhead costs low, American Freight can offer quality products at low prices. American Freight provides customers with multiple payment options providing access to high-quality products and brand name appliances that may otherwise remain aspirational to some of its customers.

American Freight also serves as a liquidation channel for major appliance vendors. American Freight operates specialty distribution centers that test every out-of-carton appliance before it is offered for sale to customers. Customers typically are covered by the original manufacturer's warranty and are offered the opportunity to purchase a full suite of extended-service plans and services. At December 26, 2020, American Freight operated 318 stores in 40 states and Puerto Rico, of which 6 locations are operated by franchisees. American Freight is headquartered in Delaware, Ohio.

Our Buddy's segment is a specialty retailer of high quality, name brand consumer electronic, residential furniture, appliances and household accessories through rent-to-own agreements. The rental transaction allows our customers the opportunity to benefit from the use of high-quality products under flexible rental purchase agreements without long-term obligations. At December 26, 2020, Buddy’s operated 292 locations in the United States and Guam, of which 247 locations are operated by franchisees. Buddy's is headquartered in Orlando, Florida.

Competition

Each of our brands competes in the U.S. with many well-established companies on the basis of product choice, quality, affordability, service and location. Vitamin Shoppe competes in the highly competitive U.S. nutritional supplements retail industry. Competition is based primarily on quality, product assortment, price, customer service, convenience, marketing support and availability of new products. American Freight primarily competes with discount retailers of furniture and mattresses and with big box retailers and locally-owned appliance retailers that sell new-in-box and liquidations of their out-of-box or as-is appliances. Buddy’s competes with other national, regional and local rent-to-own businesses, including online only competitors, as well as with rental stores that do not offer their customers a purchase option.

Business Strategy

Our strategy is to focus on the operation and acquisition of franchise and franchisable businesses. We strive to assemble a mix of businesses that we believe provide us balance and overall economic resiliency, while also benefiting from the scale of a single franchising platform.

As a multi-brand operator, we continually look to diversify and grow our portfolio of brands either through acquisition or organic brand development. Our acquisition strategy typically targets businesses that are highly cash flow generative with compelling unit economics that can be scaled by adding franchise and company owned units, or that can be restructured to enhance performance and value to Franchise Group.

We have established a corporate platform that enables us to deploy capital to acquire assets that may have few natural buyers but become more valuable as part of our Company. Across all businesses, we look to create operating efficiencies in order to drive incremental free cash flow while allowing the management teams of each brand to focus on growing their businesses. Furthermore, our aggregated platform of multiple brands and increased scale provides cost of capital advantages relative to financing each business alone.

We believe our portfolio of brands will allow us to offer franchisees a variety of platforms that will allow them to diversify their investment portfolio in a local area, optimize their geographic penetration and grow their businesses. We believe our investors will benefit from sustainable franchise royalties and opportunistic franchise sales. Furthermore, we expect our refranchising strategy to create significant cash inflows to opportunistically de-lever and acquire additional brands.

Recent Developments

On December 27, 2020, we completed the acquisition of Furniture Factory Ultimate Holding, L.P. (“FFO”), a regional retailer of furniture and mattresses, for an all cash purchase price of $13.8 million (the "FFO Acquisition"). In connection with the FFO Acquisition, we acquired 31 operating locations which we intend to rebrand to our American Freight brand during the first quarter of 2021.

On January 15, 2021, we completed a public offering of approximately 3.3 million shares of our 7.50% Series A Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation preference of $25.00 per share ("Series A Preferred Stock") with net cash proceeds to the Company of approximately $79.7 million, after deducting underwriting discounts, an advisory fee and estimated offering expenses totaling approximately $3.2 million.

On January 25, 2021, we entered into a definitive agreement to acquire Pet Supplies Plus (“PSP”), a leading omnichannel retail chain and franchisor of pet supplies and services, in an all cash transaction valued at approximately $700.0 million from affiliates of Sentinel Capital Partners (the "PSP Acquisition"). Additionally, we estimate that the net present value of the tax benefits related to the PSP acquisition are expected to be approximately $100.0 million. In connection with the signing of the definitive acquisition agreement, we entered into commitments with our lenders for $1.3 billion in new term loan credit facilities to refinance our existing term loan and provide PSP acquisition financing. The PSP Acquisition closed on March 10, 2021.

On February 21, 2021, we entered into a definitive agreement with NextPoint Acquisition Corp., a special purpose acquisition corporation incorporated under the laws of the Province of British Columbia ("Purchaser") to sell our Liberty Tax business for a total preliminary purchase price of at least $243.0 million, consisting of approximately $182.0 million in cash and an equity interest in the Purchaser worth an estimated $61 million at the time of signing. In connection with the transaction, we are expecting to enter into a transition service agreement with the Purchaser, pursuant to which each party will provide certain transition services to each other for a period not to exceed six months. We expect the transaction to close in the third quarter of 2021.

Impact of COVID-19

The COVID-19 pandemic has affected, and likely will continue to affect, our financial condition and results of operations for the foreseeable future. In most states, during 2020, our businesses were deemed essential and, therefore, the majority of our stores remained open during the pandemic. The highest number of temporary store closures we experienced due to the COVID-19 pandemic was approximately 240 stores during the second quarter of 2020. As of December 26, 2020, and March 5, 2021, none of our stores were closed due to the COVID-19 pandemic; however, we cannot predict whether our stores will remain open if the COVID-19 pandemic worsens and states and localities issue new restrictions.

While too early to fully quantify, we have not experienced a significant negative impact on our sales and profitability due to the COVID-19 pandemic. However, the COVID-19 pandemic could negatively impact our business and financial results by weakening demand for our products and services, interfering with our ability and our franchisees’ ability to operate store locations, disrupting our supply chain or affecting our ability to raise capital from financial institutions. As events are rapidly changing, we are unable to accurately predict the impact that the COVID-19 pandemic will have on our results of operations due to uncertainties including, but not limited to, the duration of shutdowns, quarantines and travel restrictions, the severity of the disease, the duration of the outbreak and the public’s response to the outbreak; however, we are actively managing our business to respond to the impact.

Change of Year-End

On October 1, 2019, our Board of Directors approved a change in our fiscal year-end from April 30th to the Saturday closest to December 31st of each year. The decision to change the fiscal year-end was related to our recent acquisitions to more closely align our operations and internal controls with that of our subsidiaries. We refer to our financial results for the period from May 1, 2019 through December 28, 2019, as the "Transition Period" in this report.

Human Capital Resources

General

As of December 26, 2020, we employed 4,522 full-time and 3,132 part-time employees. Part-time employees work an average of fewer than 30 hours per work. The number of part-time employees fluctuates based on seasonal needs.

The success of our business relies on our ability to attract and retain talented employees. To attract and retain talent, we strive to create an inclusive, diverse and supportive workplace, with opportunities for our employees to develop and grow in their careers, supported by competitive compensation, benefits and health and wellness programs.

Corporate Culture

We are focused on creating a corporate culture of integrity and respect, with the goal of working together to drive our business to be innovative and competitive. We operate in a performance-based environment where results matter and financial discipline is enforced. We strive to create a highly collaborative culture in which employees feel that their input is sought after and valued. At the same time, we believe in holding individuals accountable and endeavor to create a culture in which employees do what they say they are going to do. We believe that our culture is a long-term competitive advantage for us, fuels our ability to execute our business strategy and is a critical component of our employee talent strategy.

Diversity and Inclusion

We believe that a diverse workforce is critical to our success. Our goal is to cultivate an inclusive environment where human differences are valued, respected, supported and amplified. We have taken actions to recruit, retain, develop and advance a diverse and talented workforce. We are an equal opportunity employer. We respect diversity and do not discriminate on the basis of race, color, creed, religion, national origin, ancestry, citizenship status, age, sex, gender, gender identity or expression (including transgender status), sexual orientation, marital status, veteran status, physical or mental disability, genetic information, or any other characteristic protected by applicable federal, state or local laws. Our management is dedicated to ensuring the fulfillment of this policy with respect to hiring, placement, promotion, transfer, demotion, layoff, separation, recruitment, pay and equity, access to facilities and programs, training and general treatment during employment.

Health Safety and Wellness

We are committed to the health, safety and wellness of our employees. We provide our employees and their families with access to a variety of health and wellness programs, including programs that support their physical and mental health.

In response to the COVID-19 pandemic, we implemented changes that we consider to be in the best interests of our employees, customers, business partners and communities in which we operate. We implemented changes from all federal, state and local government mandates and regulations, including providing all of our employees personal protective equipment if they chose to work on-site, adding extensive cleaning regiments to our stores and distribution centers, and encouraging the majority of our corporate employees to work from home. Additionally, for any employee that participates in our health insurance programs, we waived all premiums if they were furloughed due to the COVID-19 pandemic.

Compensation and Benefits

We provide competitive compensation and benefit programs for our employees. In addition to competitive salaries, these programs include, among other items, bonuses, stock awards, a 401(k) plan, health and wellness programs, health savings and flexible spending accounts, paid time off, paid parental leave, flexible work schedules and employee assistance programs.

Available Information

Our Annual Report, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports filed with or furnished to the SEC are available, free of charge, through our website at www.franchisegrp.com as soon as reasonably practicable after such reports are electronically filed with or furnished to the SEC. The SEC maintains a website at www.sec.gov containing reports, proxy and information statements and other information regarding issuers who file electronically with the SEC.

Item 2.    Properties.
Stores
As of December 26, 2020, we operated or franchised 1,329 stores in 47 states, Guam, Puerto Rico and the District of Columbia as detailed below:

	Buddy's			American Freight			Vitamin Shoppe	Total
	Company-owned	Franchised	Total	Company-owned	Franchised	Total	Company-owned	Franchise Group
Alabama	—	11	11	9	—	9	6	26
Arizona	—	4	4	9	1	10	11	25
Arkansas	—	15	15	2	—	2	2	19
California	—	—	—	18	—	18	77	95
Colorado	—	—	—	1	—	1	7	8
Connecticut	—	—	—	4	—	4	10	14
Delaware	—	—	—	1	—	1	3	4
District of Columbia	—	—	—	—	—	—	1	1
Florida	34	19	53	34	—	34	81	168
Guam	—	2	2	—	—	—	—	2
Georgia	—	21	21	13	4	17	24	62
Hawaii	—	—	—	1	—	1	7	8
Idaho	—	—	—	1	—	1	3	4
Illinois	—	4	4	13	—	13	37	54
Indiana	1	—	1	14	—	14	11	26
Iowa	—	1	1	1	—	1	2	4
Kansas	—	1	1	5	—	5	2	8
Kentucky	7	—	7	5	—	5	5	17
Louisiana	—	4	4	7	—	7	6	17
Maine	—	—	—	—	—	—	2	2
Maryland	—	—	—	4	—	4	21	25
Massachusetts	—	—	—	2	—	2	16	18
Michigan	—	—	—	12	—	12	17	29
Minnesota	—	—	—	3	—	3	7	10
Mississippi	—	9	9	3	—	3	1	13
Missouri	—	2	2	8	—	8	7	17
Nebraska	—	—	—	—	—	—	2	2
Nevada	—	—	—	3	—	3	8	11
New Hampshire	—	—	—	—	—	—	4	4
New Jersey	—	—	—	4	—	4	36	40
New Mexico	—	7	7	1	—	1	3	11
New York	—	—	—	5	—	5	66	71
North Carolina	—	10	10	11	—	11	27	48
Ohio	—	—	—	26	—	26	23	49
Oklahoma	—	11	11	5	—	5	3	19
Oregon	—	—	—	2	—	2	5	7
Pennsylvania	—	5	5	10	—	10	28	43

	Buddy's			American Freight			Vitamin Shoppe	Total
	Company-owned	Franchised	Total	Company-owned	Franchised	Total	Company-owned	Franchise Group
Puerto Rico	—	—	—	1	—	1	2	3
Rhode Island	—	—	—	1	—	1	2	3
South Carolina	—	11	11	8	—	8	17	36
South Dakota	—	—	—	—	—	—	1	1
Tennessee	—	6	6	9	1	10	14	30
Texas	3	80	83	35	—	35	54	172
Utah	—	—	—	—	—	—	1	1
Vermont	—	—	—	—	—	—	1	1
Virginia	—	9	9	10	—	10	25	44
Washington	—	15	15	2	—	2	27	44
West Virginia	—	—	—	2	—	2	—	2
Wisconsin	—	—	—	7	—	7	4	11
Total	45	247	292	312	6	318	719	1,329
We lease the vast majority of our Company-owned stores. Our leases typically provide an initial term with options to extend. As current leases expire, we believe that we will be able to obtain lease renewals, if desired, for present store locations, or to obtain leases for equivalent or better locations in the same general area.
Our leased properties also include the following:

Location	Description
Miami Lakes, Florida	Manufacturing Facilities
Ashland, Virginia	Distribution Center
Avondale, Arizona	Distribution Center
Pearl City, Hawaii	Distribution Center
Cupey Bajo, Puerto Rico	Distribution Center
New Castle Delaware	Distribution Center
Livonia, Michigan	Distribution Center
Kansas City, Missouri	Distribution Center
Tucker, Georgia	Distribution Center
Winter Park, Florida	Distribution Center
Carrollton, Texas	Distribution Center
Houston, Texas	Distribution Center
Reno, Nevada	Distribution Center
Secaucus, New Jersey	Corporate Offices
Orlando, Florida	Corporate Offices
Hoffman Estates, Illinois	Corporate Offices
Delaware, Ohio	Corporate Offices
Hurst, Texas	Corporate Offices
We own our corporate headquarters which are located in four buildings. Our principal executive office is located at 2387 Liberty Way, Virginia Beach, Virginia 23456.

PART II
Item 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations.
Overview
We are an owner and operator of franchised and franchisable businesses that continually looks to grow our portfolio of brands while utilizing our operating and capital allocation philosophy to generate strong cash flows. We currently operate three reportable segments: Buddy’s, American Freight, and Vitamin Shoppe.

Our Vitamin Shoppe segment is an omni-channel specialty retailer of vitamins, minerals, herbs, specialty supplements, sports nutrition and other health and wellness products. Our American Freight segment is a retail chain offering unbranded furniture, mattresses and home accessories at discount prices. On October 23, 2019, we completed the acquisition of the Sears Outlet business (“Sears Outlet”) from Sears Hometown and Outlet Stores, Inc. (the “Sears Outlet Acquisition”). Sears Outlet has been rebranded as American Freight Outlet and is included in our American Freight segment. Our Buddy's segment is a specialty retailer of high quality, name brand consumer electronic, residential furniture, appliances and household accessories through rent-to-own agreements.

Our revenue is primarily derived from merchandise sales, rental revenue, and service revenues comprised of royalties and other required fees from our franchisees and financial products.
In evaluating our performance, management focuses on several metrics that we believe are key to our success:
•Net change in retail and franchise locations. The change in retail and franchise locations from year to year is a function of the opening of new locations, offset by locations that we or our franchisees close. Please see "Item 2. Properties" in this Annual Report for the number of locations as of December 26, 2020.
•Systemwide revenue. Systemwide revenue, which is an operating measure not in accordance with GAAP, includes sales by both Company-owned and franchised locations. We believe systemwide revenue data is useful in assessing consumer demand for our products and services and our performance. In addition, systemwide revenue reflects the size of our business, and because the size of our business drives our management and infrastructure needs, systemwide revenue data helps us assess those needs in comparison to other companies in our industry and other franchise operators.
Acquisitions

On February 14, 2020, we completed our acquisition of American Freight (the "American Freight Acquisition"). Additionally, we, through certain of our subsidiaries, entered into a new $675 million credit facility which funded the American Freight Acquisition and refinanced certain debt of our Buddy’s Home Furnishings and Sears Outlet businesses, refer to "Note 2 - Acquisitions" in the Notes to the Consolidated Financial Statements.

On December 16, 2019, we completed our acquisition of The Vitamin Shoppe (the "Vitamin Shoppe Acquisition"). For a complete description of the Vitamin Shoppe Acquisition, refer to "Note 2 - Acquisitions" in the Notes to the Consolidated Financial Statements.

On October 23, 2019, we completed the Sears Outlet Acquisition. For a complete description of the Sears Outlet Acquisition, refer to "Note 2 - Acquisitions" in the Notes to the Consolidated Financial Statements.

On September 30, 2019, we acquired 21 Buddy’s stores from a series of franchisees of Buddy’s New Holdco, a wholly-owned direct subsidiary of the Company. In connection with the acquisition, the sellers received, in aggregate, 1,350,000 New Holdco units (defined below) and 270,000 shares of our Voting Non-Economic Preferred Stock for a purchase price of $16.8 million.

On August 23, 2019, we acquired 41 Buddy’s Home Furnishing stores from A-Team Leasing LLC. (“A-Team”), a franchisee of our Buddy’s segment, for total consideration of $26.6 million.

On July 10, 2019 (the "Buddy’s Acquisition Date"), we formed Franchise Group New Holdco LLC ("New Holdco"), which completed the Buddy’s Acquisition. At the Buddy’s Acquisition Date, each outstanding unit of Buddy’s was converted into the right to receive 0.459315 units of New Holdco (“New Holdco units”) and 0.091863 shares of our Voting Non-Economic Preferred Stock. Each of the New Holdco units held by the former equity holders of Buddy's (the "Buddy's Members") was, together with one-fifth of a share of Voting Non-Economic Preferred Stock held by the Buddy's Members, redeemable in exchange for one share of our common stock after an initial six-month lockup period following their issuance, which has expired. As of the Buddy’s Acquisition Date, on an as-converted basis, the Buddy's Members' aggregate ownership of New Holdco units and share of Preferred Stock represented approximately 36.44% of our outstanding common stock, which implied an enterprise value of Buddy's of approximately $122 million and an equity value of $12.00 per share of our common stock. We are the sole managing member of New Holdco and is consolidated for financial reporting purposes. We and the Buddy's Members also entered into an income tax receivable agreement (the "TRA"), pursuant to which, subject to certain exceptions set forth in the TRA, we agreed to pay the Buddy's Members 40% of the cash savings, if any, in federal, state and local taxes that we realize or are deemed to realize as a result of any increases in tax basis of the assets of New Holdco resulting from future redemptions or exchanges of New Holdco units and Voting Non-Economic Preferred Stock held by the Buddy's Members in exchange for our common stock. As of April 1, 2020, all shares of Voting Non-Economic Preferred Stock and New Holdco units (except for the New Holdco units held by us) were redeemed for shares of our common stock and no shares of Voting Non-Economic Preferred Stock or New Holdco units remained outstanding (except for the New Holdco units held by us). Refer to the liquidity section below for further discussion. For a complete description of the Buddy’s Acquisition, refer to "Note 2 - Acquisitions" in the Notes to the Consolidated Financial Statements.

Discontinued Operations
On February 21, 2021, we entered into the Purchase Agreement with NextPoint to sell our Liberty Tax business for a purchase price of at least $243 million. The purchase price consists of $182 million in cash and at least 51,000 proportional voting shares of NextPoint, which are convertible into NextPoint common shares at a ratio of 100 common shares to one proportional voting share. In connection with the Purchase Agreement, the parties also agreed to enter into a transition services agreement pursuant to which both parties will provide certain transition services to each other for a period not to exceed six months. The closing of the transaction is anticipated to occur in the third quarter of fiscal 2021.

Results of Operations

For the Year Ended December 26, 2020 as compared to the Year Ended April 30, 2019

As described above, our Liberty Tax business is reported as a discontinued operation and its results of operations are excluded from our results of operations. For the fiscal year ending April 30, 2019, Liberty Tax was our only business, therefore, no continuing operations existed for that fiscal year.

The following table sets forth the results of our operations for the years ended December 26, 2020 and April 30, 2019:

	Fiscal Years Ended		Change
(In thousands)	12/26/2020	4/30/2019	$	%
Total revenues	$2,029,727	$—	$2,029,727	—%
Total operating expenses	1,977,216	—	1,977,216	—%
Income (loss) from operations	52,511	—	52,511	—%
Net income (loss)	$10,944	$—	$10,944	—%
Revenues. The table below sets forth the components and changes in our revenue for the years ended December 26, 2020 and April 30, 2019:

	Fiscal Years Ended		Change
(In thousands)	12/26/2020	4/30/2019	$	%
Product	$1,899,662	$—	$1,899,662	—%
Service and other	65,798	—	65,798	—%
Rental	64,267	—	64,267	—%
Total revenue	$2,029,727	$—	$2,029,727	—%

Our total revenue increased by $2.0 billion in the year ended December 26, 2020 compared to the year ended April 30, 2019. This increase was due to the Buddy's Acquisition on July 10, 2019, which increased revenue by $97.3 million, the Sears Outlet Acquisition on October 23, 2019, which increased revenue by $433.7 million, the Vitamin Shoppe Acquisition on December 19, 2019, which increased revenue by $1,036.0 million and the American Freight Acquisition on February 14, 2020, which increased revenue by $462.7 million.

Operating expenses. The following table details the amounts and changes in our operating expenses for the years ended December 26, 2020 and April 30, 2019:

	Fiscal Years Ended		Change
(In thousands)	12/26/2020	4/30/2019	$	%
Cost of revenue:
Product	$1,136,054	$—	$1,136,054	—%
Service and other	2,149	—	2,149	—%
Rental	21,905	—	21,905	—%
Total cost of revenue	1,160,108	—	1,160,108	—%
Selling, general and administrative expenses	817,108	—	817,108	—%
Total operating expenses	$1,977,216	$—	$1,977,216	—%

Total operating expenses increased $2.0 billion in the year ended December 26, 2020 compared to the year ended April 30, 2019. This increase was due to the Buddy's Acquisition on July 10, 2019, which increased operating expenses by $77.0 million, the Sears Outlet Acquisition on October 23, 2019, which increased operating expenses by $445.6 million, the Vitamin Shoppe Acquisition on December 19, 2019, which increased operating expenses by $1.0 billion, and the American Freight Acquisition on February 14, 2020, which increased operating expenses by $410.5 million.

Income Taxes. The following table sets forth certain information regarding our income taxes for the years ended December 26, 2020 and April 30, 2019:

	Fiscal Years Ended		Change
(In thousands)	12/26/2020	4/30/2019	$	%
Loss before income taxes	$(49,557)	$—	$(49,557)	—%
Income tax benefit	(60,501)	—	(60,501)	—%
Effective tax rate	122.1%	—%

The rate for the year ended December 26, 2020 increased from the statutory rate due to The Coronavirus Aid, Relief, and Economic Security (the "CARES Act") which was enacted on March 27, 2020. The CARES Act retroactively changed the eligibility of certain assets for expense treatment in the year placed in service, back to 2018, and permitted any net operating loss for the tax years 2018, 2019 and 2020 to be carried back for five years. The Company recorded an income tax benefit of $52.3 million as a result of the CARES Act in the year ended December 26, 2020.

Net income. In the year ended December 26, 2020, we had net income from continuing operations of $10.9 million compared to a net loss of $— in the year ended April 30, 2019, primarily as a result of the income tax benefit of $52.3 million related to the CARES Act partially offset by the operating loss.

For the Transition Period results of operations, the comparable unaudited period from May 1, 2018 to December 29, 2018 does not have financial results from continuing operations; therefore, a discussion of financial results from continuing operations for the Transition Period compared to the unaudited period from May 1, 2018 to December 29, 2018 is not provided as there is no comparative information.

The fiscal years ended April 30, 2019 and April 30, 2018 do not have financial results from continuing operations; therefore, a discussion of financial results from continuing operations for the fiscal year ended April 30, 2019 compared to the fiscal year ended April 30, 2018 is not provided.

Segment Information

Our operations are conducted in three reporting business segments: Vitamin Shoppe, American Freight and Buddy's. We define our segments as those operations whose results our chief operating decision maker ("CODM") regularly reviews to analyze performance and allocate resources.

We measure the results of our segments using, among other measures, each segment's net revenues, operating expenses and operating income (loss). We may revise the measurement of each segment's operating income, including the allocation of overhead costs, as determined by the information regularly reviewed by the CODM. When the measurement of a segment changes, previous period amounts and balances are reclassified to be comparable to the current period's presentation. Because the American Freight Acquisition occurred in the year ended December 26, 2020, and the Buddy's Acquisition, Sears Outlet Acquisition, and Vitamin Shoppe Acquisition occurred in the Transition Period, comparable information is not available; therefore, Vitamin Shoppe, American Freight, and Buddy's segment information is not provided. Due to our Liberty Tax business being a discontinued operation, there is no comparative segment information to report.

Adjusted EBITDA.

To provide additional information regarding our financial results, we have disclosed Adjusted EBITDA in the table below and within this Annual Report. Adjusted EBITDA represents net income (loss), before income taxes, interest expense, depreciation and amortization, and certain other items specified below. We have provided a reconciliation below of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure.

We have included Adjusted EBITDA in this Annual Report because we believe the presentation of these measures is useful to investors as supplemental measures in evaluating the aggregate performance of our operating businesses and in comparing our results from period to period because they exclude items that we do not believe are reflective of our core or ongoing operating results. These measures are used by our management to evaluate performance and make resource allocation decisions each period. Adjusted EBITDA is also the primary operating metric used in the determination of executive management’s compensation.  In addition, a measure similar to Adjusted EBITDA is used in the Company’s credit facilities but is calculated differently. Adjusted EBITDA is not a recognized financial measure under GAAP and may not be comparable to similarly-titled measures used by other companies in our industry. Adjusted EBITDA should not be considered in isolation from or as an alternative to net income (loss), operating income (loss), or any other performance measures derived in accordance with GAAP.

The following table presents a reconciliation of Adjusted EBITDA from continuing operations for the fiscal year ended December 26, 2020. Amounts for the year ended April 30, 2019 are not provided as they are all attributable to discontinued operations.

Fiscal Years Ended
(In thousands)	12/26/2020
Net income (loss)	$10,944
Add back:
Interest expense	96,774
Income tax benefit	(60,501)
Depreciation and amortization charges	52,152
Total Adjustments	88,425
EBITDA	99,369
Adjustments to EBITDA
Executive severance and related costs	5,643
Stock based compensation	8,923
Shareholder litigation costs	575
Corporate compliance costs	543
Accrued judgments and settlements	(1,645)
Store closures	592
Rebranding costs	8,725
Inventory fair value step up amortization	36,244
Prepayment penalty on early debt repayment	8,752
Right-of-use asset impairment	2,895
Integration costs	2,703
Acquisition costs	17,584
Total Adjustments to EBITDA	91,534
Adjusted EBITDA	$190,903

Liquidity and Capital Resources

We believe that we have sufficient liquidity to support our ongoing operations and maintain a sufficient liquidity position to meet our obligations and commitments. Our liquidity plans are established as part of our financial and strategic planning processes and consider the liquidity necessary to fund our operating, capital expenditure and debt service needs.

We primarily fund our operations and acquisitions through operating cash flows and, as needed, a combination of borrowings under various credit agreements, availability under our revolving credit facilities and the issuance of equity securities. Cash generation can be subject to variability based on many factors, including seasonality, receipt of prepaid payments from area developers, timing of repayment of loans to franchisees and the effects of changes in end markets.

Subsequent to December 26, 2020, several transactions and events occurred that will or have the potential to affect our liquidity and capital resources in future periods as discussed in Part I, Item 1. Business.

Sources and uses of cash

Operating activities

In the year ended December 26, 2020, cash provided by operating activities increased $224.4 million compared to the year ended April 30, 2019. This increase is primarily due to:

•a $97.7 million increase in cash due to a decrease in inventory;

•a $104.0 million increase in cash income;

•a $24.2 million increase in accounts payable and accrued expenses; and

•a $24.4 million increase in deferred revenue, partially offset by a $22.8 million decrease to accounts, notes, and interest receivable.

In the Transition Period, cash used in operating activities decreased $10.3 million compared to the period from May 1, 2018 to December 29, 2018. This decrease is primarily due to:

•a $31.7 million increase in other assets due to an increase of $10.1 million in inventory, a $3.7 million increase in bank products receivable and a $5.6 million increase in restricted cash;

•a $24.0 million increase in depreciation and amortization primarily due to the impairment of internally developed software that is no longer in use;

•a $21.5 million decrease in income taxes receivable due to a valuation allowance related to the ability to utilize net operating loss carryforwards; and

•a $61.4 million decrease in net income.

In the fiscal year ended April 30, 2019, our cash provided from operating activities decreased $10.5 million from the cash provided in the fiscal year ended April 30, 2018. This decrease was primarily driven by:

•a decrease of $11.6 million in tax preparation fees received due to closures of Company-owned and year-round accounting stores, partially offset by;

•a $4.0 million reduction in executive severance and recruitment payments in fiscal 2019 compared to fiscal 2018.
Investing activities

In the year ended December 26, 2020, cash used for investing activities increased $338.5 million compared to the year ended April 30, 2019. This increase is primarily driven by:

•a $353.4 million increase in cash used for the American Freight Acquisition;

•a $17.3 million decrease in cash payments received on operating loans to franchisees and ADs;

•a $31.9 million increase in purchases of property, equipment and software; and

•partially offset by a $34.1 million decrease in cash used for operating loans to franchisees and ADs and a $35.1 million increase in the proceeds from the sales of Company-owned offices and area developer rights.

In the Transition Period, cash used for investing activities increased $315.0 million compared to the period from May 1, 2018 to December 29, 2018. This increase is primarily due to the Vitamin Shoppe Acquisition, the Sears Outlet Acquisition and the acquisition of franchisees from A-Team Leasing.

In the fiscal year ended April 30, 2019, we used $6.3 million less in investing activities than in the fiscal year ended April 30, 2018 due to:

•a $2.7 million decrease in net cash used to acquire Company-owned offices, AD rights and customer lists, net of sales; and

•a $2.4 million decrease in purchases of property, equipment and software.

Financing activities

In the year ended December 26, 2020, cash from financing activities increased $215.9 million compared to the year ended April 30, 2019. This increase is primarily driven by:

•an increase of $586.0 million in borrowings under the FGNH Credit Agreement;

•an increase of $227.5 million due to proceeds from share issuances;

•an increase of $61.1 million of borrowings under revolving credit facilities.

•partially offset by $498.0 million in repayments of long-term obligations including term loans used to acquire Buddy's, Sears Outlet, VSI, and American Freight; and

•a decrease of $112.0 million in repayments of borrowings under revolving credit facilities.

•an increase of $27.1 million in dividend payments.

In the Transition Period, cash from financing activities increased $341.0 million compared to the period from May 1, 2018 to December 29, 2018. The increase was driven by:

•a $333.3 million increase in cash raised from borrowings under debt agreements and revolving credit facilities, primarily under the Vitamin Shoppe Credit Agreement, Sears Outlet Credit Agreement and Buddy's Credit Agreement (defined below);

•a $96.1 million increase in cash raised from common stock issuances;

•an increase of $15.1 million in cash used for debt issuance costs;

•an increase of $30.5 million in cash used for repayments of term loans and the revolving credit facilities; and

•an increase of $47.2 million in cash used to repurchase shares of common stock in connection with a tender offer.

In the fiscal year ended April 30, 2019, we used $4.5 million less cash for financing activities compared to the fiscal year ended April 30, 2018 primarily due to a decrease of $6.7 million in dividends paid.

Long-term debt borrowings

Franchise Group New Holdco Term Loan and ABL Term Loan. On February 14, 2020, as part of the American Freight Acquisition, we, through direct and indirect subsidiaries, entered into a $675.0 million credit facility, which included a $575.0 million senior secured term loan (the “FGNH Term Loan”) and a $100.0 million senior secured asset based term loan (the “FGNH ABL Term Loan”), to finance the American Freight Acquisition and repay the existing Sears Outlet and Buddy’s term loans for an amount of $106.7 million and $101.6 million including accrued interest, respectively. The FGNH Term Loan will mature on February 14, 2025 and the FGNH ABL Term Loan matured on September 30, 2020. We are required to repay the FGNH Term Loan in equal quarterly installments of $6.3 million on the last day of each fiscal quarter, which commenced on June 27, 2020. On September 23, 2020, we repaid in full all amounts that were outstanding under the FGNH ABL Term Loan and terminated the FGNH ABL Credit Agreement. On September 23, 2020, the Company, through direct and indirect subsidiaries, entered into an ABL Credit Agreement (the “New ABL Credit Agreement”) with various lenders which provides for a senior secured revolving loan facility with commitments available to the Company of the lesser of (i) $125.0 million and (ii) a borrowing base based on the eligible credit card receivables, accounts, inventory and revenue due under certain rental agreements, less certain reserves. The New ABL Credit Agreement also includes a $15.0 million swingline subfacility and a $15.0 million letter of credit subfacility. The Company has borrowed approximately $30.3 million as of December 26, 2020.
Vitamin Shoppe Term Loan. On December 16, 2019 as part of the Vitamin Shoppe Acquisition, we, through direct and indirect subsidiaries, entered into a Loan and Security Agreement (the “Vitamin Shoppe Term Loan Agreement”) that provides for a $70.0 million senior secured term loan (the "Vitamin Shoppe Term Loan") which matures on December 16, 2022. On

August 13, 2020, we repaid in full all amounts that were outstanding under the Vitamin Shoppe Term Loan and terminated the Vitamin Shoppe Term Loan Agreement on August 25, 2020.

Vitamin Shoppe ABL Revolver. On December 16, 2019, we, through direct and indirect subsidiaries, entered into a Second Amended and Restated Loan and Security Agreement (the “Vitamin Shoppe ABL Agreement”) providing for a senior secured revolving loan facility (the “Vitamin Shoppe ABL Revolver”) with commitments available to us of the lesser of (i) $100.0 million and (ii) a specified borrowing base based on our eligible credit card receivables, accounts and inventory, less certain reserves, and as to each of clauses (i) and (ii), less a $10.0 million availability block. The Vitamin Shoppe ABL Revolver will mature on December 16, 2022. We borrowed $70.0 million on December 16, 2019, the proceeds of which were used to consummate the Vitamin Shoppe Acquisition. Subject to the Intercreditor Agreement, we are required to repay borrowings under the Vitamin Shoppe ABL Revolver with the net cash proceeds of certain customary events (subject to certain customary reinvestment rights). Further, if the outstanding principal amount of the borrowings under the Vitamin Shoppe ABL Revolver at any time exceeds the lesser of $100.0 million and the borrowing base, less, in each case, a $10.0 million availability block, we must prepay any such excess. In addition, the Vitamin Shoppe ABL Agreement includes customary affirmative and negative covenants binding on us and our subsidiaries, including delivery of financial statements, borrowing base certificates and other reports.

Sears Outlet Credit Agreement. On October 23, 2019 in connection with the Sears Outlet Acquisition, we, through indirect subsidiaries, entered into a credit agreement ("the Sears Outlet Credit Agreement") that provides for a $105.0 million first priority senior secured term loan (the "Sears Outlet Term Loan"), net of financing costs of $2.8 million, which matures on October 23, 2023. We repaid the Sears Outlet Term Loan on February 14, 2020 in connection with the financing of the American Freight Acquisition.

Buddy's Credit Agreement. On July 10, 2019, in connection with the Buddy's Acquisition, we, through an indirect subsidiary, entered into a credit agreement (the "Buddy's Credit Agreement") that provides for an $82.0 million first priority senior secured term loan which matures on July 10, 2024. On August 23, 2019 as part of the 41 stores acquisition from A-Team, the Buddy's Credit Agreement was amended. The amendment provides for a $23.0 million first priority senior secured loan (the “Buddy’s Additional Term Loan”), net of financing costs of $0.4 million. We repaid the amounts outstanding under the Buddy’s Credit Agreement on February 14, 2020 in connection with the financing of the American Freight Acquisition.

For more information on the long-term obligations, refer to "Note 9 - Long-Term Obligations”, to the Consolidated Financial Statements in Item 8.

Other factors affecting our liquidity

Tax Receivable Agreement. We may be required to make payments under the Tax Receivable Agreement ("TRA Payments") to the Buddy’s Members. Under the terms of the Tax Receivable Agreement, we will pay the Buddy's Members 40% of the cash savings, if any, in federal, state and local taxes that we realize or are deemed to realize as a result of any increases in tax basis of the assets of New Holdco resulting from future redemptions or exchanges of New Holdco units held by the Buddy's Members. Any future obligations and the timing of such payments under the Tax Receivable Agreement, however, are subject to several factors, including (i) the timing of subsequent exchanges of New Holdco units by the Buddy’s Members, (ii) the price of our common stock at the time of exchange, (iii) the extent to which such exchanges are taxable, (iv) the ability to generate sufficient future taxable income over the term of the Tax Receivable Agreement to realize the tax benefits and (v) any future changes in tax laws. If we do not generate sufficient taxable income in the aggregate over the term of the Tax Receivable Agreement to utilize the tax benefits, then we would not be required to make the related TRA Payments. Although the amount of the TRA Payments would reduce the total cash flow to us and New Holdco, we expect the cash tax savings we will realize from the utilization of the related tax benefits would be sufficient to fund the required payments. As of December 26, 2020, we had TRA Payments due to the Buddy's Members of $16.8 million.

Dividends. See "Item 5-Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities."

Future cash needs and capital requirements

Operating and financing cash flow needs. Following transactions completed subsequent to December 26, 2020, our primary cash needs are expected to include the payment of scheduled debt and interest payments, capital expenditures and normal operating activities. We believe that our revolving credit facilities along with cash from operating activities, will be sufficient to support our cash flow needs for at least the next twelve months.

Several factors could affect our cash flow in future periods, including the following:

•The extent to which we extend additional operating financing to our franchisees, beyond the levels of prior periods.

•The extent and timing of capital expenditures.

•The extent and timing of future acquisitions.

•Our ability to integrate our acquisitions and implement business and cost savings initiatives to improve profitability.

•The extent, if any, to which our Board of Directors elects to continue to declare dividends on our common stock.

Compliance with Debt Covenants. Our revolving credit and long-term debt agreements impose restrictive covenants on us, including requirements to meet certain ratios. As of December 26, 2020, we were in compliance with all covenants under these agreements.

Off Balance Sheet Arrangements

From time to time, we have been party to interest rate swap agreements. These swaps effectively changed the variable-rate of our credit facility into a fixed-rate credit facility. Under the swaps, we received a variable interest rate based on the one-month LIBOR and paid a fixed interest rate. We entered into an interest rate swap agreement in relation to our mortgage payable to a bank, during fiscal 2017.

We also enter into forward contracts to eliminate exposure related to foreign currency fluctuations in connection with the short-term advances we make to our Canadian subsidiary in order to fund personal income tax refund discounting for our Canadian operations. At December 26, 2020 there were no forward contracts outstanding, but our Liberty Tax business expects to enter into forward contracts in the future during the Canadian tax season.

Critical Accounting Policies

The preparation of financial statements requires the use of estimates. Certain of our estimates require a high level of judgment and have the potential to have a material effect on the financial statements if actual results vary significantly from those estimates. Following is a discussion of the estimates that we consider critical.

Inventory. Inventory for our Buddy's segment is recorded at cost, including shipping and handling fees. All lease merchandise is available for lease or sale. Upon purchase, merchandise is not initially depreciated until it is leased or three months after the purchase date. Non-leased merchandise is depreciated on a straight-line basis over a period of 24 months. Leased merchandise is depreciated over the lease term of the rental agreement. On a weekly basis, all damaged, lost, stolen, or unsalable merchandise identified is written off. Maintenance and repairs of lease merchandise are charged to operations as incurred.

Inventory for our American Freight banner is valued at the lower of cost or market, using the first-in, first-out method. We record adjustments to the value of inventory when the cost of the specific inventory items on hand exceeds the amount that we expect to realize from the sale or disposal of the inventory, based on our assumptions about future demand, market conditions and analysis of our historical performance. Inventory for our American Freight Outlet banner is recorded at the lower of cost or market using the weighted-average cost method. Inventory includes the purchase price of the inventory plus costs of freight for moving merchandise from vendors to distribution centers as well as from distribution centers to stores.  We maintain a provision for estimated shrinkage based on the actual historical results of our physical inventories. We compare our estimates to the actual results of the physical inventory counts as they are taken and adjust the shrink estimates accordingly. We also record adjustments to the value of inventory equal to the difference between the carrying value and the estimated market value, based on assumptions about future demand or when a permanent markdown indicates that the net realizable value of the inventory is less than cost.

Inventory for our Vitamin Shoppe segment is recorded at the lower of cost or market value using the weighted-average cost method. Inventory includes costs directly incurred in bringing the product to its existing condition and location. In addition, the cost of inventory is reduced by purchase discounts and other allowances received from vendors. A markdown reserve is estimated based on a variety of factors, including, but not limited to, the amount of inventory on hand and its remaining shelf life, current and expected market conditions and product expiration dates. In addition, we have established a reserve for estimated inventory shrinkage based on the actual, historical shrinkage of our most recent physical inventories adjusted, and if necessary, for current economic conditions and business trends. Physical inventories and cycle counts are taken on a regular basis. These adjustments are estimates, which could vary significantly from actual results if future economic conditions, customer demand or competition differ from management expectations.

Long-Lived Assets. We review our long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset group may not be recoverable. We measure recoverability by comparison of the carrying value of an asset to its estimated undiscounted future cash flows expected to be generated by the asset. We recognize and measure potential impairment at the lowest level where cash flows are individually identifiable. If the carrying amount of an asset exceeds its estimated future cash flows, we recognize an impairment charge equal to the amount by which the carrying value of the asset exceeds the fair value of the asset. We determine fair value through various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals. If assets are to be disposed of, we separately present these assets in the balance sheet and report them at the lower of the carrying amount or fair value less selling costs, and no longer depreciate them. When we have assets classified as held for sale, we present them separately in the appropriate asset section of the balance sheet.

Business Combinations-Purchase Price Allocation. For acquisitions we allocated the purchase price to the various tangible and intangible assets acquired and liabilities assumed, based on their estimated fair values, some of which are preliminary as of December 26, 2020. Determining the fair value of certain assets and liabilities is subjective in nature and often involves the use of significant estimates and assumptions, which are inherently uncertain. Many of the estimates and assumptions used to determine fair values, such as those used for intangible assets are made based on forecasted information and discount rates. In addition, the judgments made in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact our results of operations.

Recently Issued Accounting Standards

Refer to "Note 1 - Organization and Significant Accounting Policies", in our consolidated financial statements.

Item 8.    Financial Statements and Supplementary Data.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Franchise Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Franchise Group, Inc. and subsidiaries (the "Company") as of December 26, 2020 and December 28, 2019 and the related consolidated statement of operations, comprehensive income (loss), stockholders' equity, and cash flows, for the fiscal year ended December 26, 2020 and the transition period ended December 28, 2019, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 26, 2020 and December 28, 2019 and the results of its operations and its cash flows for the fiscal year ended December 26, 2020 and the transition period ended December 28, 2019, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 26, 2020, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 10, 2021 (not presented herein), expressed an unqualified opinion on the Company's internal control over financial reporting.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Acquisitions – Refer to Notes 1 and 2 to the financial statements

Critical Audit Matter Description

On February 14, 2020, the Company completed the acquisition of American Freight, Inc. (“American Freight”) for a purchase price of $357.3 million. The Company accounted for the acquisition under the acquisition method of accounting for business combinations. Accordingly, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed, based on their estimated fair values. The method for determining fair value of certain assets and liabilities, such as intangible assets, is subjective in nature and involved management making significant estimates and assumptions, such as future cash flows and the selection of the discount rate.

We identified the American Freight assets and liabilities, including intangible assets, as a critical audit matter because of the significant judgments made by management to estimate the preliminary fair value. This required a high degree of auditor judgment and an increased extent of effort, including the need to involve our fair value specialists, when performing audit procedures to evaluate the reasonableness of management’s estimates and assumptions related to forecasts of future cash flows and selection of the discount rate, in determining the estimated fair value assigned to certain assets acquired and liabilities assumed, such as intangible assets.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the forecasted information, discount rates, and the estimated fair value assigned to certain assets acquired and liabilities assumed, such as intangible assets, for American Freight included the following, among others:

•We evaluated the reasonableness of management's revenue forecasts by comparing the forecasts to historical revenues.

•We evaluated the impact of actual results compared to management's forecasts from the February 14, 2020 acquisition date to December 26, 2020.

•With the assistance of our fair value specialists, we evaluated the reasonableness of the (1) valuation methodologies and (2) discount rate by:

•Testing the source information underlying the determination of the discount rate and the mathematical accuracy of the calculation.

•Developing a range of independent estimates and comparing those to the discount rate selected by management.

/s/ Deloitte & Touche LLP

Richmond, Virginia
March 10, 2021 (June 25, 2021 as to the effects of discontinued operations discussed in Note 3)

We have served as the Company's auditor since 2019.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Franchise Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Liberty Tax, Inc. and Subsidiaries (the “Company”) as of April 30, 2019 and 2018, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two‑year period ended April 30, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of April 30, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two‑year period ended April 30, 2019, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of April 30, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organization of the Treadway Commission (COSO), and our report dated June 27, 2019, expressed an adverse opinion.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Adoption of New Accounting Standard

As discussed in Note 7 to the consolidated financial statements, the Company changed its method for accounting for revenue as a result of the adoption of the Financial Accounting Standards Board issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606), effective May 1, 2018. Our opinion is not modified with respect to that matter.

/s/ Cherry Bekaert LLP

We served as the Company’s auditor from 2018 to 2019.

Virginia Beach, Virginia
June 27, 2019 (except for the effects of discontinued operations discussed in Note 3, as to which the date is June 25, 2021)

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
As of December 26, 2020 and December 28, 2019

(In thousands, except share count and per share data)	12/26/2020	12/28/2019
Assets
Current assets:
Cash and cash equivalents	$148,780	$30,868
Current receivables, net	67,335	25,665
Inventories, net	302,307	300,312
Current assets held for sale	43,023	72,229
Other current assets	13,997	18,447
Total current assets	575,442	447,521
Property, equipment, and software, net	135,872	142,515
Non-current receivables, net	12,800	12,750
Goodwill	448,258	124,521
Intangible assets, net	109,892	53,534
Operating lease right-of-use assets	502,104	455,328
Non-current assets held for sale	55,116	59,015
Other non-current assets	8,428	11,029
Total assets	$1,847,912	$1,306,213
Liabilities and Stockholders' Equity
Current liabilities:
Current installments of long-term obligations	$104,053	$157,638
Current operating lease liabilities	127,032	103,298
Accounts payable and accrued expenses	252,389	149,672
Current liabilities held for sale	40,576	88,595
Other current liabilities	25,174	9,934
Total current liabilities	549,224	509,137
Long-term obligations, excluding current installments	466,944	243,200
Non-current operating lease liabilities	402,276	390,188
Non-current liabilities held for sale	8,779	9,407
Other non-current liabilities	35,522	2,520
Total liabilities	1,462,745	1,154,452
Commitments and contingencies
Stockholders' equity:
Common stock, $0.01 par value per share, 180,000,000 and 180,000,000 shares authorized, 40,092,260 and 18,250,225 shares issued and outstanding at December 26, 2020 and December 28, 2019, respectively	401	183
Preferred stock, $0.01 par value per share, 20,000,000 and 20,000,000 shares authorized, 1,250,000 and 1,886,667 shares issued and outstanding at December 26, 2020 and December 28, 2019, respectively	13	19
Additional paid-in capital	382,383	108,339
Accumulated other comprehensive loss, net of taxes	(1,399)	(1,538)
Retained earnings	3,769	18,388
Total equity attributable to Franchise Group, Inc.	385,167	125,391
Non-controlling interest	—	26,370
Total equity	385,167	151,761
Total liabilities and equity	$1,847,912	$1,306,213

See accompanying notes to consolidated financial statements.

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Year Ended December 26, 2020, Transition Period Ended December 28, 2019, December 29, 2018 (Unaudited), and Years Ended April 30, 2019 and April 30, 2018

	Twelve Months Ended	Transition Period From 5/1/2019-	Period From 5/1/2018 -	Twelve Months Ended
(In thousands, except per share data)	12/26/2020	12/28/2019	12/29/2018	4/30/2019	4/30/2018
Revenues:
Product	$1,899,662	$96,139	$—	$—	$—
Service and other	65,798	14,751	—	—	—
Rental	64,267	23,636	—	—	—
Total revenues	2,029,727	134,526	—	—	—
Operating expenses:
Cost of revenue:
Product	1,136,054	71,820	—	—	—
Service and other	2,149	768	—	—	—
Rental	21,905	8,661	—	—	—
Total cost of revenue	1,160,108	81,249	—	—	—
Selling, general, and administrative expenses	817,108	96,298	—	—	—
Total operating expenses	1,977,216	177,547	—	—	—
Income (loss) from operations	52,511	(43,021)	—	—	—
Other income (expense):
Other	(5,294)	—	—	—	—
Interest expense, net	(96,774)	(6,998)	—	—	—
(Loss) from continuing operations before income taxes	(49,557)	(50,019)	—	—	—
Income tax expense (benefit)	(60,501)	(8,577)	—	—	—
Income (loss) from continuing operations	10,944	(41,442)	—	—	—
Income (loss) from discontinued operations, net of tax	16,210	(63,024)	(43,053)	(2,156)	135
Net Income (Loss)	27,154	(104,466)	(43,053)	(2,156)	135
Less: Net (income) loss attributable to non-controlling interest	(2,090)	36,039	—	—	(10)
Net income (loss) attributable to Franchise Group, Inc.	$25,064	$(68,427)	$(43,053)	$(2,156)	$125

Amounts attributable to Franchise Group, Inc.:
Net income (loss) from continuing operations	$20,645	$(22,614)	$—	$—	$—
Net income (loss) from discontinued operations	4,419	(45,813)	(43,053)	(2,156)	125
Net income (loss) attributable to Franchise Group, Inc.	$25,064	$(68,427)	$(43,053)	$(2,156)	$125

Basic earnings (loss) per share:
Continuing operations	$0.57	$(1.35)	$—	$—	$—
Discontinued operations	0.13	(2.76)	(3.17)	(0.16)	0.01
Total basic earnings per share	$0.70	$(4.11)	$(3.17)	$(0.16)	$0.01

Diluted earnings (loss) per share:
Continuing operations	$0.57	$(1.35)	$—	$—	$—
Discontinued operations	0.13	(2.76)	(3.17)	(0.16)	0.01
Total diluted earnings (loss) per share	$0.70	$(4.11)	$(3.17)	$(0.16)	$0.01

Weighted-average shares outstanding:
Basic	34,531,362	16,669,065	13,602,774	13,800,884	12,928,762
Diluted	34,971,935	16,669,065	13,602,774	13,800,884	13,977,748

See accompanying notes to consolidated financial statements.

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income (Loss)
Year Ended December 26, 2020, Transition Period Ended December 28, 2019, December 29, 2018 (Unaudited) and Years Ended April 30, 2019 and April 30, 2018

(In thousands)	Twelve Months Ended	Transition Period From 5/1/2019 -	Period From 5/1/2018 -	Twelve Months Ended
	12/26/2020	12/28/2019	12/29/2018	4/30/2019	4/30/2018
Net income (loss)	$27,154	$(104,466)	$(43,053)	$(2,156)	$135
Other comprehensive income (loss)
Foreign currency translation adjustment	242	412	(654)	(527)	679
Unrealized (loss) gain on interest rate swap agreement, net of taxes of ($24), ($15), ($16), ($23) and $22, respectively	(103)	(40)	(18)	(36)	58
Other comprehensive income (loss)	139	372	(672)	(563)	737
Comprehensive income (loss)	27,293	(104,094)	(43,725)	(2,719)	872
Less: comprehensive (income) loss attributable to non-controlling interest	(1,915)	35,911	—	—	—
Comprehensive income (loss) attributable to Franchise Group, Inc.	$25,378	$(68,183)	$(43,725)	$(2,719)	$872

See accompanying notes to consolidated financial statements.

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Consolidated Statement of Stockholders' Equity
Year Ended December 26, 2020

(In thousands)	Shares	Common stock	Shares	Preferred stock	Additional paid-in-capital	Accumulated other comprehensive loss	Retained earnings	Total Franchise Group Equity	Non-controlling interest	Total Equity
Balance at December 29, 2019	18,250	$183	1,887	$19	$108,339	$(1,538)	$18,388	$125,391	$26,370	$151,761
Changes and distributions of non-controlling interest in New Holdco	—	—	—	—	23,744	(175)	—	23,569	(25,927)	(2,358)
Net income	—	—	—	—	—	—	25,064	25,064	2,090	27,154
Total other comprehensive income	—	—	—	—	—	314	—	314	(175)	139
Exercise of stock options	50	1	—	—	519	—	—	520	—	520
Stock-based compensation expense, net	66	—	—	—	8,810	—	—	8,810	—	8,810
Issuance of common stock	12,292	123	—	—	228,892	—	—	229,015	—	229,015
Issuance of Series A Preferred Stock	—	—	1,250	13	29,470	—	—	29,483	—	29,483
Conversion of preferred to common stock	9,434	94	(1,887)	(19)	(10,028)	—	—	(9,953)	—	(9,953)
Common dividend declared ($0.375 per share)	—	—	—	—	—	—	(41,286)	(41,286)	—	(41,286)
Preferred dividend declared (7.5% per share)	—	—	—	—	—	—	(755)	(755)	—	(755)
Tax Receivable Agreement	—	—	—	—	(7,363)	—	—	(7,363)	—	(7,363)
Adjustment	—	—	—	—	—	—	2,358	2,358	(2,358)	—
Balance at December 26, 2020	40,092	$401	1,250	$13	$382,383	$(1,399)	$3,769	$385,167	$—	$385,167

See accompanying notes to consolidated financial statements.

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Consolidated Statement of Stockholders' Equity
Transition Period Ended December 28, 2019

(In thousands)	Shares	Common stock	Shares	Preferred stock	Additional paid-in-capital	Accumulated other comprehensive loss	Retained earnings	Total Franchise Group Equity	Non-controlling interest	Total Equity
Balance at May 1, 2019	14,049	$140	—	$—	$12,552	$(1,910)	$92,932	$103,714	$—	$103,714
Cumulative effect of adopted accounting standards, net	—	—	—	—	—	—	319	319	—	319
Buddy's Acquisition - issuance of Preferred Stock and New Holdco units, net of taxes	—	—	1,617	16	87,934	—	—	87,950	—	87,950
Non-controlling interest in New Holdco	—	—	—	—	(62,409)	—	—	(62,409)	62,409	—
Buddy's Partners Acquisition - issuance of Preferred Stock and New Holdco units	—	—	270	3	16,197	—	—	16,200	—	16,200
Net loss	—	—	—	—	—	—	(68,427)	(68,427)	(36,167)	(104,594)
Total other comprehensive income	—	—	—	—	—	372	—	372	128	500
Exercise of stock options	208	2	—	—	2,200	—	—	2,202	—	2,202
Stock-based compensation, net of taxes	74	1	—	—	2,991	—	—	2,992	—	2,992
Issuance of common stock related to Buddy's Acquisition	2,083	21	—	—	24,979	—	—	25,000	—	25,000
Issuance of common stock related to Sears Outlet Acquisition	3,333	33	—	—	39,967	—	—	40,000	—	40,000
Issuance of common stock related to Vitamin Shoppe Acquisition	2,439	25	—	—	31,118	—	—	31,143	—	31,143
Tender Offer	(3,936)	(39)	—	—	(47,190)	—	—	(47,229)	—	(47,229)
Common dividend declared ($0.25 per share)	—	—	—	—	—	—	(6,436)	(6,436)	—	(6,436)
Balance at December 28, 2019	18,250	$183	1,887	$19	$108,339	$(1,538)	$18,388	$125,391	$26,370	$151,761

See accompanying notes to consolidated financial statements.

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Consolidated Statement of Stockholders' Equity
Year Ended April 30, 2019

(In thousands)	Shares	Class A common stock	Shares	Class B common stock	Shares	Special voting preferred stock	Shares	Exchangeable stock	Additional paid-in-capital	Accumulated other comprehensive loss	Retained earnings	Total Equity
Balance at May 1, 2018	12,823	$128	200	$2	—	$—	1,000	$10	$11,570	$(1,347)	$101,139	$111,502
Cumulative effect of adopted accounting standards, net	—	—	—	—	—	—	—	—	—	—	(3,794)	(3,794)
Net loss	—	—	—	—	—	—	—	—	—	—	(2,156)	(2,156)
Total other comprehensive loss	—	—	—	—	—	—	—	—	—	(563)	—	(563)
Conversion of preferred stock to common stock	—	—	—	—	—	—	(1,000)	(10)	—	—	—	(10)
Exercise of stock options	14	—	—	—	—	—	—	—	153	—	—	153
Stock-based compensation, net of taxes	12	—	—	—	—	—	—	—	829	—	—	829
Dividend declared ($0.16 per share)	—	—	—	—	—	—	—	—	—	—	(2,257)	(2,257)
Converted Class B common stock to Class A common stock	1,200	12	(200)	(2)	—	—	—	—	—	—	—	10
Balance at April 30, 2019	14,049	$140	—	$—	—	$—	—	$—	$12,552	$(1,910)	$92,932	$103,714

See accompanying notes to consolidated financial statements.

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Consolidated Statement of Stockholders' Equity
Year Ended April 30, 2018

(In thousands)	Shares	Class A common stock	Shares	Class B common stock	Shares	Special voting preferred stock	Shares	Exchangeable stock	Additional paid-in-capital	Accumulated other comprehensive loss	Retained earnings	Total Equity
Balance at May 1, 2017	12,683	$127	200	$2	—	$—	1,000	$10	$8,371	$(2,084)	$110,029	$116,455
Net income	—	—	—	—	—	—	—	—	—	—	135	135
Total other comprehensive income	—	—	—	—	—	—	—	—	—	737	—	737
Exercise of stock options	9	—	—	—	—	—	—	—	95	—	—	95
Stock-based compensation, net of taxes	131	1	—	—	—	—	—	—	3,104	—	—	3,105
Dividend declared ($0.64 per share)	—	—	—	—	—	—	—	—	—	—	(9,025)	(9,025)
Balance at April 30, 2018	12,823	$128	200	$2	—	$—	1,000	$10	$11,570	$(1,347)	$101,139	$111,502

See accompanying notes to consolidated financial statements.

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Year Ended December 26, 2020, Transition Period Ended December 28, 2019, December 29, 2018 (Unaudited) and Years Ended April 30, 2019 and April 30, 2018

	Twelve Months Ended	Transition Period From 5/1/2019 -	Period From 5/1/2018 -	Twelve Months Ended
(In thousands)	12/26/2020	12/28/2019	12/29/2018	4/30/2019	4/30/2018
Operating Activities
Net (loss) income	$27,154	$(104,466)	$(43,053)	$(2,156)	$135
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Provision for doubtful accounts	5,930	4,751	5,150	8,738	12,396
Depreciation, amortization and impairment charges	62,543	32,401	8,429	14,084	14,416
Amortization of deferred financing costs	30,635	319	169	38	155
Loss on disposal of fixed assets	85	900	5,244	5,833	5,261
Stock-based compensation expense	9,484	3,102	604	999	3,680
Loss (gain) on bargain purchases and sales of Company-owned offices	(4,133)	(1,106)	(155)	694	(2,401)
Deferred income taxes	1,092	(9,275)	(200)	586	(2,369)
Change in
Accounts, notes, and interest receivable	(19,811)	(226)	9,726	3,035	(2,261)
Income taxes	(8,059)	(2,012)	(23,546)	(6,886)	(798)
Other assets	(5,573)	27,038	1,470	(3,656)	878
Accounts payable and accrued expenses	23,927	(4,414)	(12,510)	(338)	(341)
Inventory	97,681	10,134	—	—	—
Deferred revenue	20,537	1,369	(3,102)	(3,842)	(1,106)
Net cash provided by (used in) operating activities	241,492	(41,485)	(51,774)	17,129	27,645
Investing Activities
Issuance of operating loans to franchisees and area developers	(34,136)	(22,483)	(28,940)	(68,283)	(73,796)
Payments received on operating loans to franchisees and area developers	50,291	827	2,048	67,556	72,647
Purchases of Company-owned offices, area developer rights, and acquired customer lists	(6,587)	(3,491)	(139)	(229)	(2,926)
Proceeds from sale of Company-owned offices and area developer rights	36,349	279	1,207	1,229	451
Acquisition of business, net of cash acquired	(353,423)	(317,251)	—	—	—
Proceeds from sale of property, equipment, and software	1,224	—	—	—	—
Purchases of property, equipment, and software	(34,931)	(1,136)	(2,391)	(2,939)	(5,388)
Net cash used in investing activities	(341,213)	(343,255)	(28,215)	(2,666)	(9,012)
Financing Activities
Proceeds from the exercise of stock options	520	2,202	—	153	95
Repurchase of common stock and tax impact of stock compensation	—	—	—	(88)	1
Dividends paid	(29,350)	—	(2,244)	(2,244)	(8,922)
Non-controlling interest distribution	(4,716)	—	—	—	—
Repayment of other long-term obligations	(505,486)	(13,054)	(4,235)	(7,502)	(7,432)
Borrowings under revolving credit facility	184,665	129,260	75,946	123,615	178,251
Repayments under revolving credit facility	(235,614)	(25,403)	(3,692)	(123,615)	(178,251)
Issuance of common stock	198,004	96,143	—	—	—
Issuance of preferred stock	29,482	—	—	—	—
Tender Offer	—	(47,229)	—	—	—
Payment for debt issue costs	(16,865)	(15,071)	—	—	—
Issuance of debt	586,000	280,000	—	—	—
Cash paid for taxes on exercises/vesting of stock-based compensation	(487)	(110)	(83)	(83)	(576)
Net cash provided by (used in) financing activities	206,153	406,738	65,692	(9,764)	(16,834)
Effect of exchange rate changes on cash, net	(76)	165	(244)	(238)	296
Net increase in cash and cash equivalents and restricted cash	106,356	22,163	(14,541)	4,461	2,095
Cash, cash equivalents and restricted cash at beginning of year	45,146	22,983	18,522	18,522	16,427
Cash, cash equivalents and restricted cash at end of year	$151,502	$45,146	$3,981	$22,983	$18,522

See accompanying notes to consolidated financial statements.

	Supplemental Cash Flow Disclosure
	Twelve Months Ended	Transition Period From 5/1/2019 -	Period From 5/1/2018 -	Twelve Months Ended
(In thousands)	12/26/2020	12/28/2019	12/29/2018	4/30/2019	4/30/2018
Cash paid for taxes, net of refunds	$1,858	$1,140	$4,031	$4,031	$7,393
Cash paid for interest	49,825	4,180	1,577	2,734	3,383
Accrued capital expenditures	5,025	—	—	—	—
Deferred financing costs from issuance of common stock	31,013	—	—	—	—
Tax receivable agreement included in other long-term liabilities	16,775	—	—	—	—

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the consolidated balance sheet that sum to the total of the same amounts shown in the consolidated statements of cash flows.

(In thousands)	12/26/2020	12/28/2019
Cash and cash equivalents	$148,780	$30,868
Restricted cash included in other non-current assets	—	5,564
Cash and cash equivalents for discontinued operations	2,722	8,714
Total cash, cash equivalents and restricted cash shown in the consolidated statements of cash flows	$151,502	$45,146

Amounts included in other non-current assets represent those required to be set aside by a contractual agreement with an insurer for the payment of specific workers' compensation claims.

See accompanying notes to consolidated financial statements.

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 26, 2020, December 28, 2019, April 30, 2019 and April 30, 2018

(1) Organization and Significant Accounting Policies

Description of Business. Franchise Group, Inc. (the "Company"), a Delaware corporation, is a franchisor, operator and acquirer of franchised and franchisable businesses that it believes it can scale using its operating expertise. On July 10, 2019, the Company formed Franchise Group New Holdco, LLC (“New Holdco”), which completed the acquisition of Buddy's Newco, LLC ("Buddy's"). On October 23, 2019, the Company completed the acquisition of the Sears Outlet ("Sears Outlet") business from Sears Hometown and Outlet Stores, Inc. (included in the results of operations of the American Freight segment). On December 16, 2019, the Company completed its acquisition of The Vitamin Shoppe, Inc. ("Vitamin Shoppe"). On February 14, 2020, the Company completed its acquisition of the American Freight Group, Inc. ("American Freight") as described in “Note 2 - Acquisitions”. New Holdco holds all of the Company’s operating subsidiaries.

Change in Fiscal Year-End. On October 1, 2019, the Board of Directors of the Company approved a change in the Company's fiscal year-end from April 30 to the Saturday closest to December 31 of each year. The decision to change the fiscal year-end was related to the Company's recent acquisitions to more closely align the Company’s operations and internal controls with that of its subsidiaries. As a result of the change in fiscal year-end the Company previously filed a Transition Report on Form 10-K/T reporting the Company's financial results for the period beginning May 1, 2019 through December 28, 2019. The consolidated balance sheet data as of December 28, 2019, was derived from the Company’s Transition Report on Form 10-K/T, filed with the U.S. Securities and Exchange Commission (the "SEC") on April 24, 2020 (the "2019 Transition Report").

Acquisitions. On February 14, 2020 the Company completed its acquisition of American Freight pursuant to the terms of the Agreement and Plan of Merger with American Freight, for an aggregate purchase price of $357.3 million.

On December 16, 2019, the Company completed its acquisition of the Vitamin Shoppe segment pursuant to the terms of the Agreement and Plan of Merger, dated August 7, 2019 with Vitamin Shoppe, for an aggregate purchase price of $161.8 million.

On October 23, 2019, the Company completed its acquisition of Sears Outlet and nine Buddy’s Home Furnishing franchises from Sears Hometown and Outlet Stores, Inc. pursuant to the terms of the Equity and Asset Purchase Agreement, dated as of August 27, 2019 for an aggregate purchase price of $128.8 million.

On September 30, 2019, the Company acquired 21 Buddy’s Home Furnishings stores from a series of franchisees of Buddy’s New Holdco, a wholly-owned direct subsidiary of the Company. In connection with the acquisition, the sellers received, in aggregate, 1,350,000 New Holdco units and 270,000 shares of Voting Non-Economic Preferred Stock for an estimated purchase price of $16.2 million. In addition, the Company also forgave $0.6 million of receivables due to Buddy’s from the sellers. This resulted in an aggregated purchase price of $16.8 million.

On August 23, 2019, the Company acquired 41 Buddy’s Home Furnishing stores from A-Team Leasing LLC. (“A-Team”), a franchisee of its Buddy’s segment, for an aggregate purchase price of $26.6 million.

On July 10, 2019 (the "Buddy’s Acquisition Date"), the Company entered into and completed certain transactions contemplated by an Agreement of Merger and Business Combination Agreement with Buddy's, New Holdco, Franchise Group B Merger Sub, LLC, a wholly-owned indirect subsidiary of New Holdco and Vintage RTO, L.P., solely in its capacity as the representative of the former equity holders of Buddy's (the "Buddy's Members"), to acquire Buddy's in a stock transaction (the "Buddy’s Acquisition"). At the Buddy’s Acquisition Date, each outstanding unit of Buddy’s was converted into the right to receive 0.459315 units of New Holdco (“New Holdco units”) and 0.091863 shares of Preferred Stock. Each of the New Holdco units held by the Buddy’s Members was, together with one-fifth of a share of Voting Non-Economic Preferred Stock held by the Buddy’s Members, redeemable in exchange for one share of our common stock after an initial six-month lockup period following their issuance, which has expired. As of the Buddy’s Acquisition Date, on an as-converted basis, the Buddy's Members' aggregate ownership of New Holdco units and share of Preferred Stock represent approximately 36.44% of our outstanding common stock, which implied an enterprise value of Buddy's of approximately $122 million and an equity value of $12.00 per share of our common stock. The Company is the sole managing member of New Holdco and it is consolidated for financial reporting purposes. New Holdco units held by the Buddy's Members are recorded as a non-controlling interest in the

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
consolidated financial statements. As of April 1, 2020, the Company redeemed all outstanding New Holdco units for shares of common stock of the Company and now has an 100% interest in New Holdco.

The assets acquired and the liabilities assumed in the acquisitions above are recorded at fair value in accordance with Accounting Standards Codification ("ASC") 805, "Business Combinations." Acquisition-related costs are expensed as incurred. The purchase price is allocated to the various tangible and intangible assets acquired and liabilities assumed, based on their estimated fair values, some of which are preliminary as of December 26, 2020. Determining the fair value of certain assets and liabilities is subjective in nature and often involves the use of significant estimates and assumptions, which are inherently uncertain. Many of the estimates and assumptions used to determine fair values, such as those used for intangible assets are made based on forecasted information and discount rates. In addition, the judgments made in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact the Company's results of operations.

During the measurement period, which is not to exceed one year from the acquisitions, the Company may record adjustments to the acquired assets and liabilities assumed, with a corresponding offset to goodwill or the preliminary purchase price, to reflect new information obtained about facts and circumstances that existed as of the acquisition dates. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

Discontinued Operations. On February 21, 2021 the Company entered into a purchase agreement (the "Purchase Agreement") to sell its Liberty Tax business to NextPoint Acquisition Corp ("NextPoint"), a special purpose acquisition corporation incorporated under the laws of the Province of British Columbia. As a result of this agreement, the financial position and results of operations of the Liberty Tax business are presented as discontinued operations and, as such, have been excluded from continuing operations and segment results for all periods presented. The accompanying Notes to the Consolidated Financial Statements and all prior year amounts and balances have been reclassified to conform to this presentation. Please refer to "Note 3. Discontinued Operations and Assets Disposition" for additional information regarding discontinued operations.
Segment Information. The Company currently operates in three reportable segments: Vitamin Shoppe, American Freight and Buddy’s. The Vitamin Shoppe segment is an omni-channel specialty retailer of vitamins, herbs, specialty supplements, sports nutrition and other health and wellness products. American Freight is a retail chain offering in-store and online access to furniture, mattresses, new and out-of-box home appliances and home accessories at discount prices. The Buddy's segment is a specialty retailer of high quality, name-brand consumer electronics, residential furniture, appliances and household accessories through rent-to-own agreements.
Principles of Consolidation. The Company consolidates any entities in which it has a controlling interest, the usual condition of which is ownership of a majority voting interest. Prior to April 1, 2020, the Company was the sole managing member of New Holdco and possessed ownership of more than 50 percent of the outstanding voting units. As a result, the Company consolidated the financial results of New Holdco and reported a non-controlling interest that represented the interests of the New Holdco units not held by the Company. As of April 1, 2020, the Company redeemed all outstanding New Holdco units for shares of common stock of the Company and now has an 100% interest in New Holdco.
The Company does not possess any ownership interests in franchisee entities; however, the Company may provide financial support to franchisee entities. Because the Company's franchise arrangements provide franchisee entities the power to direct the activities that most significantly impact their economic performance, the Company does not consider itself the primary beneficiary of any such entity that meets the definition of a variable interest entity ("VIE"). Based on the results of management's analysis of potential VIEs, the Company has not consolidated any franchisee entities. The Company's maximum exposure to loss resulting from involvement with potential VIEs is attributable to accounts and notes receivables and future lease payments due from franchisees. When the Company does not have a controlling interest in an entity but has the ability to exert significant influence over the entity, the Company applies the equity method of accounting. All intercompany balances and transactions have been eliminated in consolidation.
Basis of Presentation. Revenues have been classified into product, service and other and rental revenues as further discussed in "Note 7 - Revenue." Costs of sales for product includes the cost of merchandise, transportation and warehousing costs. Service and other costs of sales include the direct costs of warranties. Rental cost of sales represents the amortization of inventory costs over the leased term. Other operating expenses, including employee costs, depreciation and amortization, and advertising expenses have been classified in selling, general and administrative expenses. The Company also includes occupancy costs in selling, general and administrative expenses.

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Assets and liabilities of the Company's Canadian operations have been translated into U.S. dollars using the exchange rate in effect at the end of the period. Revenues and expenses have been translated using the average exchange rates in effect each month of the period. Foreign exchange transaction gains and losses are recognized when incurred.

The Company reclassifies to accounts payable checks issued in excess of funds available and reports them as cash flow from operating activities.

The audited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. ("GAAP").

Use of Estimates. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Merchandise Inventories. Inventory for the Buddy's segment is recorded at cost, including shipping and handling fees. Upon purchase, merchandise is not initially depreciated until it is leased or three months after the purchase date. Non-leased merchandise is depreciated on a straight-line basis over a period of 24 months. Leased merchandise is depreciated over the lease term of the rental agreement and recorded in rental cost of revenue. On a weekly basis, all damaged, lost, stolen, or unsalable merchandise identified is written off. Maintenance and repairs of lease merchandise are charged to operations as incurred.
Inventory for the American Freight banner is comprised of finished goods and is valued at the lower of cost or market, with cost determined by the first-in, first out method.  The Company writes down inventory, the impact of which is reflected in cost of sales in the consolidated statements of operations, if the cost of specific inventory items on hand exceeds the amount the Company expects to be realized from the ultimate sale or disposal of the inventory.  These estimates are based on management’s judgment regarding future demand and market conditions and analysis of historical experience. Inventory under the American Freight Outlet banner, previously the Sears Outlet segment, is recorded at the lower of cost or market using the weighted-average cost method. Inventory includes the purchase price of the inventory plus costs of freight for moving merchandise from vendors to distribution centers as well as from distribution centers to stores.  A provision for estimated shrinkage is maintained based on the actual historical results of physical inventories. Estimates are compared to the actual results of the physical inventory counts as they are taken and adjust the shrink estimates accordingly. Inventory values are adjusted to the difference between the carrying value and the estimated market value, based on assumptions about future demand or when a permanent markdown indicates that the net realizable value of the inventory is less than cost.

Inventory for the Vitamin Shoppe segment is recorded at the lower of cost or market value using the weighted-average cost method. Inventory includes costs directly incurred in bringing the product to its existing condition and location. In addition, the cost of inventory is reduced by purchase discounts and other allowances received from vendors. A markdown reserve is estimated based on a variety of factors, including, but not limited to, the amount of inventory on hand and its remaining shelf life, current and expected market conditions and product expiration dates. In addition, the Company has established a reserve for estimated inventory shrinkage based on the actual, historical shrinkage of its most recent physical inventories adjusted, if necessary, for current economic conditions and business trends. Physical inventories and cycle counts are taken on a regular basis. These adjustments are estimates, which could vary significantly from actual results if future economic conditions, customer demand or competition differ from management expectations.

Goodwill and Non-amortizing Intangible Assets. Goodwill and non-amortizing intangible assets, including the Buddy's, Vitamin Shoppe and American Freight tradenames, are not amortized, but rather tested for impairment at least annually. In addition, goodwill and non-amortizing intangible assets will be tested on an interim basis if an event or circumstance indicates that it is more likely than not that an impairment loss has been incurred. The Company performs a qualitative and/or quantitative assessment to determine whether it is more likely than not that each reporting unit's fair value is less than its carrying value, including goodwill. If the Company determines that it is more likely than not that the fair value of the reporting unit is less than its carrying value, the Company then estimates the fair value. The Company uses either a market multiple method or a discounted cash flow method to estimate the fair value of its reporting units and recognizes goodwill impairment for any excess of the carrying amount of a reporting unit’s goodwill over its estimated fair value. The Company evaluates the Buddy's, Vitamin Shoppe and American Freight tradenames for impairment by comparing its fair value, based on an income approach using the relief-from-royalty method, to its carrying value. If the carrying value of the asset exceeds its estimated fair value, an impairment loss is recognized in an amount equal to that excess. The Company's reporting units are determined in accordance with the provisions of Accounting Standards Codification (“ASC”) 350, “Intangibles - Goodwill and Other (Topic

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
350).” The Company performs its annual impairment testing of goodwill and non-amortizing intangible assets on the last day of the first month of the Company's third quarter. Refer to “Note 6 - Goodwill and Intangible Assets” for additional information on these balances.

Intangible Assets and Asset Impairment. Amortization of intangible assets is calculated using the straight-line method over the estimated useful lives of the assets, generally from two to ten years. Long-lived assets, such as property, equipment, and software, and other purchased intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. Recognition and measurement of a potential impairment is performed for these assets at the lowest level where cash flows are individually identifiable. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary.

Property, Equipment, and Software. Property, equipment, and software are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets, generally three to five years for computer equipment, three to seven years for software, five to seven years for furniture and fixtures, and twenty to thirty years for buildings. Leasehold improvements are amortized over the lesser of the lease term or the estimated useful lives of the assets. Certain allowable costs of software developed or obtained for internal use are capitalized and typically amortized over the estimated useful life of the software.

Comprehensive Income. Comprehensive income consists of net income, foreign currency translation adjustments, and the unrealized gains or losses on derivatives determined to be cash flow hedges, net of taxes.

Insurance Programs. The Company maintains its own insurance arrangements with third-party insurance companies for exposures incurred for a number of risks including worker's compensation and general liability claims. The liability represents an estimate of the discounted cost of claims incurred and is recorded in other current and long-term liabilities. The Company may use restricted cash as collateral for these programs which is recorded in "Other non-current assets".

Stock-Based Compensation. The Company records the cost of its employee stock-based compensation as compensation expense in its consolidated statements of operations. Compensation costs related to stock options are based on the grant-date fair value of awards using the Black-Scholes-Merton option pricing model and considering forfeitures. Compensation costs related to restricted stock units are based on the grant-date fair value and are amortized on a straight-line basis over the vesting period. The Company recognizes compensation costs for an award that has a graded vesting schedule on a straight-line basis over the requisite service period for the entire award.

Revenue Recognition. The following is a description of the principal activities from which the Company generates its revenues. For more detailed information regarding reportable segments, see "Note 16 - Segments."

•Product revenues: These include sales of merchandise at the stores and online. Revenue is measured based on the amount of fixed consideration that the Company expects to receive, reduced by estimates for variable consideration such as returns. Revenue also excludes any amounts collected from customers and remitted or payable to governmental authorities. In arrangements where the Company has multiple performance obligations, the transaction price is allocated to each performance obligation using the relative stand-alone selling price. The Company satisfies its performance obligations at the point of sale for retail store transactions and upon delivery for online transactions. The Company recognizes revenue for retail store and online transactions when it transfers control of the goods to the customer. Merchandise sales also include payments received for the exercise of the early purchase option offered through rental-purchase agreements or merchandise sold through point of sale transactions. Revenue for merchandise sales associated with rental purchase agreements is recognized when payment is received, and ownership of the merchandise passes to the customer. The remaining net value of merchandise sold is recorded to cost of sales at the time of the transaction.

•Service and other revenues: These include royalties and advertising fees from franchisees, fees from the sales of franchises, financial products, interest income from loans to franchisees, services and extended-service plans and financing programs. Commissions earned on services are presented net of related costs because the Company is acting as an agent in arranging the services for the customer and does not control the services being rendered. The

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Company recognizes revenue on the commissions on extended-service plans when it transfers control of the related goods to the customer. The Company recognizes franchise fee revenue for the sales of individual territories on a straight-line basis over the initial contract term when the obligations of the Company to prepare the franchisee for operation are substantially complete, not to exceed the estimated amount of cash to be received. Royalties and advertising fees are recognized as franchise territories generate sales. Discounts for promotional programs are recorded at the time the return is filed and are recorded as reductions to revenues. Interest income on notes receivable is recognized based on the outstanding principal note balance less unrecognized revenue unless it is put on non-accrual status. Interest income on the unrecognized revenue portion of notes receivable is recognized when received. For accounts receivable, interest income is recognized based on the outstanding receivable balance over 30 days old, net of an allowance.

•Rental revenue: The Company provides merchandise, consisting of consumer electronics, computers, residential furniture, appliances, and household accessories to its customers pursuant to rental-purchase agreements which provide for weekly, semi-monthly or monthly non-refundable rental payments. The average rental term is twelve to eighteen months and the Company maintains ownership of the lease merchandise until all payment obligations are satisfied under sales and lease ownership agreements. Customers have the option to purchase the leased goods at any point in the lease term. Customers can terminate the agreement at the end of any rental term without penalty. Therefore, rental transactions are accounted for as operating leases and rental revenue is recognized over the rental term. Cash received prior to the beginning of the lease term is recorded as deferred revenue. Revenue related to various reinstatement or late fees are recognized when paid by the customer. The Company offers additional product plans along with rental agreements that provide customers with liability protection against significant damage or loss of a product, and club membership benefits, including various discount programs, product services and replacement benefits in the event merchandise is damaged or lost. Customers renew product plans in conjunction with their rental term renewals and can cancel the plans at any time. Revenue for product plans is recognized over the term of the plan.

Leases. The Company's lease portfolio primarily consists of leases for its retail store locations, office space and distribution centers. The Company also leases certain office equipment under finance leases. The finance lease right of use assets are included in Property, equipment and software and the finance lease liabilities are included in current installments of long-term obligations, and long-term obligations. The finance leases are immaterial to the financial statements. The Company subleases some of its real estate and equipment leases. The Company determines if an arrangement is a lease at inception by evaluating whether the arrangement conveys the right to use an identified asset and whether the Company obtains substantially all of the economic benefits from and has the ability to direct the use of the asset. Leases with an initial term of 12 months or less are not recorded on the consolidated balance sheets; the Company recognizes expense for these leases on a straight-line basis over the lease term. For leases with an initial term in excess of 12 months, lease right-of-use assets and lease liabilities are recognized based on the present value of the future lease payments over the committed lease term at the lease commencement date. The Company’s leases do not provide an implicit rate; therefore, the Company uses its incremental borrowing rate and the information available at the lease commencement date in determining the present value of future lease payments. Most leases include one or more options to renew and the exercise of renewal options is at the Company’s sole discretion. The Company does not include renewal options in its determination of the lease term unless the renewals are deemed to be reasonably certain at lease commencement. Operating lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company uses the long-lived assets impairment guidance in ASC Subtopic 360-10, “Property, Plant, and Equipment - Overall,” to determine whether a right-of-use asset is impaired, and if so, the amount of the impairment loss to recognize.

The Company has lease agreements with lease and non-lease components, which the Company elects to combine as one lease component for all classes of underlying assets. Non-lease components include variable costs based on actual costs incurred by the lessor related to the payment of real estate taxes, common area maintenance, and insurance. These variable payments are expensed as incurred as variable lease costs.

Due to the COVID-19 pandemic, the Company has been negotiating lease concessions with landlords. The lease concessions have been in the form of lease forgiveness, lease deferrals and lease deferrals with term extensions. If the total payments in the modified lease are substantially the same as or less than total payments in the original lease, the Company has elected to not evaluate whether the concession is a lease modification as defined in ASC 842 - "Leases".

Derivative Instruments and Hedging Activities. The Company recognizes all derivative instruments as either assets or liabilities in the balance sheet at their respective fair values. For derivatives designated in hedging relationships, changes in fair value are either offset through earnings against the change in fair value of the hedged item attributable to the risk being hedged

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
or recognized in accumulated other comprehensive loss to the extent the derivative is effective at offsetting the changes in cash flows being hedged until the hedged item affects earnings.

The Company only enters into a derivative contract when it intends to designate the contract as a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge). For all hedging relationships, the Company formally documents the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the hedged transaction, the nature of the risk being hedged, how the hedging instrument's effectiveness in offsetting the hedged risk will be assessed prospectively and retrospectively, and a description of the method used to measure ineffectiveness. The Company also formally assesses, both at the inception of the hedging relationship and on an ongoing basis, whether the derivatives that are used in hedging relationships are highly effective in offsetting changes in cash flows of hedged transactions. For derivative instruments that are designated and qualify as part of a cash flow hedging relationship, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

The Company discontinues hedge accounting prospectively when it determines that the derivative is no longer effective in offsetting cash flows attributable to the hedged risk; the derivative expires or is sold, terminated, or exercised; the cash flow hedge is de-designated because a forecasted transaction is not probable of occurring, or management determines to remove the designation of the cash flow hedge. In all situations in which hedge accounting is discontinued and the derivative remains outstanding, the Company continues to carry the derivative at its fair value on the balance sheet and recognizes any subsequent changes in its fair value in earnings. When it is no longer probable that a forecasted transaction will occur, the Company discontinues hedge accounting and recognizes immediately in earnings gains and losses that were accumulated in other comprehensive loss related to the hedging relationship.

Deferred Income Taxes. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities, which are shown on the consolidated balance sheets, are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company has elected to classify interest charged on a tax settlement in interest expense, and accrued penalties, if any, in selling, general, and administrative expenses.

The determination of the Company's provision for income taxes requires significant judgment, the use of estimates, and the interpretation and application of complex tax laws. Significant judgment is required in assessing the timing and amounts of deductible and taxable items. The Company records unrecognized tax benefit liabilities for known or anticipated tax issues based on an analysis of whether, and the extent to which, additional taxes will be due.

Reclassifications. Certain prior year amounts have been reclassified to conform to the current year presentation. The Company reclassified amounts in the consolidated statements of cash flows between operating activity lines for the Transition Period and years ended April 30, 2019 and 2018. These reclassifications had no impact on the total operating activities balances.

Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board ("FASB") issued ASU No. 2016-13, "Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments", which changes how companies will measure credit losses for most financial assets and certain other instruments that aren't measured at fair value through net income. The standard replaces the "incurred loss" approach with an "expected loss" model for instruments measured at amortized cost (which generally will result in the earlier recognition of allowances for losses) and requires companies to record allowances for available-for-sale debt securities, rather than reduce the carrying amount. In addition, companies will have to disclose significantly more information, including information used to track credit quality by year of origination, for most financing receivables. The ASU should be applied as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the standard is effective. The ASU is effective for the Company for the fiscal year beginning December 25, 2022. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements.

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
In January 2017, the FASB issued ASU No. 2017-04, “Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.” This standard eliminates Step 2 from the goodwill impairment test. Instead, an entity should compare the fair value of a reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value, not to exceed the total amount of goodwill allocated to the reporting unit. The ASU is effective for the Company for the fiscal year beginning December 25, 2022. The Company is currently evaluating the impact of the adoption of this standard to its consolidated financial statements.

The London Interbank Offered Rate (“LIBOR”) is scheduled to be discontinued on December 31, 2021. In an effort to address the various challenges created by such discontinuance, the FASB issued an amendment to existing guidance, ASU No. 2020-04, "Reference Rate Reform." The amended guidance is designed to provide relief from the accounting analysis and impacts that may otherwise be required for modifications to agreements (e.g., loans, debt securities, derivatives, borrowings) necessitated by the reference rate reform. It also provides optional expedients to enable companies to continue to apply hedge accounting to certain hedging relationships impacted by the reference rate reform. Application of the guidance in the amendment is optional, is only available in certain situations, and is only available for companies to apply until December 31, 2022. The Company is currently evaluating the impacts of reference rate reform and the new guidance on its consolidated financial statements.

(2) Acquisitions

American Freight Acquisition

On February 14, 2020, the Company completed its acquisition of American Freight (the "American Freight Acquisition"). The Company accounted for the transaction as a business combination using the acquisition method of accounting in accordance with ASC 805 - "Business Combinations." The preliminary fair value of the consideration transferred at the acquisition date was $357.3 million.

The table below summarizes the preliminary estimates of the fair values of the identifiable assets acquired and liabilities assumed in the American Freight Acquisition as of February 14, 2020. The preliminary estimates of the fair value of identifiable assets acquired and liabilities assumed are subject to revisions, which may result in an adjustment to the preliminary values presented below.

(In thousands)	Preliminary 2/14/2020
Cash and cash equivalents	$3,840
Prepaid expenses and other current assets	3,284
Inventories, net	99,200
Property, equipment and software, net	11,032
Goodwill	334,543
Operating lease right-of-use assets	91,101
Other intangible assets, net	70,200
Other non-current assets	1,607
Total assets	614,807
Current operating lease liabilities	17,242
Accounts payable	44,696
Accrued expenses and other current liabilities	26,451
Current installments of long-term obligations	3,210
Long-term obligations, excluding current installments	93,975
Deferred tax liabilities	10,520
Non-current operating lease liabilities	61,450
Total liabilities	257,544
Consideration transferred	$357,263

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Goodwill is calculated as the excess of the purchase price over the fair value of the net assets acquired. The goodwill recognized is attributable to operational synergies in the expected franchise models and growth opportunities.

The Company identified the American Freight trade name as an indefinite-lived intangible asset with a fair value of $70.2 million. The trade name is not subject to amortization but will be evaluated annually for impairment.

Lease right-of-use assets and lease liabilities consists of leases for retail store locations, vehicles and office equipment. The lease right of use assets incorporates a favorable adjustment of $11.5 million, net for favorable and unfavorable American Freight leases (as compared to prevailing market rates) which will be amortized over the remaining lease terms.

The property, equipment and software consists of leasehold improvements of $7.6 million, office furniture, fixtures and equipment of $2.2 million, computer hardware and software of $1.1 million and construction in progress of $0.2 million.

Total revenue and operating income for American Freight for the period from February 15, 2020 through December 26, 2020 are as follows:

(In thousands)	Period from 2/15/2020 - 12/26/2020
Revenue	$462,702
Income from operations	$52,197
Vitamin Shoppe Acquisition

On December 16, 2019, the Company completed the acquisition of Vitamin Shoppe (the "Vitamin Shoppe Acquisition") for an aggregate purchase price of $161.8 million. The Company accounted for the transaction as a business combination using the acquisition method of accounting. In the year ended December 26, 2020, the preliminary estimates of the fair value of identifiable assets acquired and liabilities assumed were finalized which resulted in a decrease in goodwill of $3.7 million.

Sears Outlet Acquisition
On October 23, 2019, the Company completed the acquisition of the Sears Outlet business from Sears Hometown and Outlet Stores, Inc. (the "Sears Outlet Acquisition") for an aggregate purchase price of $128.8 million. The Company accounted for the transaction as a business combination using the acquisition method of accounting. In the year ended December 26, 2020, the preliminary estimates of the fair value of identifiable assets acquired and liabilities assumed were finalized which resulted in an increase in goodwill of $2.3 million.

Buddy's Acquisition

On July 10, 2019, the Company completed the acquisition of Buddy's for an enterprise value of approximately $122.0 million (the "Buddy's Acquisition"). The Company accounted for the transaction as a business combination using the acquisition method of accounting. In the year ended December 26, 2020, the preliminary estimates of the fair value of identifiable assets acquired and liabilities assumed were finalized which resulted in an increase in goodwill of $2.0 million.

Please refer to "Note 6. Goodwill and Intangible Assets" for a complete disclosure of the changes in goodwill for the fiscal year.

Other acquisitions

Subsequent to December 26, 2020, the Company completed the Furniture Factory Acquisition and announced the Pet Supplies Plus Acquisition. Refer to "Note 17 - Subsequent Events", for further details on these acquisitions.

On September 30, 2019, the Company acquired 21 Buddy’s Home Furnishings stores (the “Buddy’s Partners Acquisition”) from franchisees of the Company's Buddy’s segment. In connection with the Buddy's Partners Acquisition, the sellers received, in aggregate, 1,350,000 New Holdco units and 270,000 shares of Preferred Stock with an estimated fair value

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
of $16.2 million. In addition to the issuance of New Holdco units and Preferred Stock, the Company also forgave $0.6 million of receivables due to Buddy’s from the sellers. This resulted in a total aggregate purchase price of $16.8 million.

On August 23, 2019, the Company acquired 41 Buddy’s Home Furnishing stores from A-Team, a franchisee of the Buddy’s segment, for the total consideration of $26.6 million (the "A-Team Leasing Acquisition").

Acquisition costs

As of the year ended December 26, 2020, the Company has incurred approximately $8.1 million of acquisition-related costs for the American Freight Acquisition. As of the Transition Period, the Company incurred approximately $17.4 million of acquisition-related costs for the Vitamin Shoppe Acquisition, the Sears Outlet Acquisition, the Buddy’s Acquisition, the A-Team Leasing Acquisition, and the Buddy’s Partners Acquisition. These costs include investment banker fees, legal fees, due diligence and other external professional costs that the Company has recorded in selling, general, and administrative expenses.

Pro forma financial information

The following unaudited consolidated pro forma summary has been prepared by adjusting the Company's historical data to give effect to the American Freight Acquisition, the Vitamin Shoppe Acquisition, the Sears Outlet Acquisition, the Buddy's Acquisition, the A-Team Leasing Acquisition and the Buddy's Partners Acquisition (the "Acquisitions") as if they had occurred on May 1, 2018.

	(Unaudited)
(In thousands)	Fiscal Year Ended 12/26/2020	Transition Period Ended 12/28/2019	Fiscal Year Ended 4/30/2019
Revenue from continuing operations	$2,078,386	$1,298,606	$2,134,110
Net income (loss) from continuing operations	36,260	(10,027)	(57,417)
Basic net income per share from continuing operations	1.05	(0.60)	(4.16)
Diluted net income per share from continuing operations	1.04	(0.60)	(4.16)

These unaudited pro forma results include adjustments such as inventory step-up, amortization of acquired intangible assets, depreciation of acquired property, equipment, and software and interest expense on debt financing in connection with the Acquisitions. Material, nonrecurring pro forma adjustments directly attributable to the Acquisitions include the following. Acquired inventory step-up to its fair value of $30.3 million was removed from net income (loss) for the year ended December 26, 2020 and the Transition Period, and recognized as an incremental product cost in the year ended April 30, 2019. Acquisition related costs of $30.5 million were removed from net income (loss) for the year ended December 26, 2020 and the Transition Period, and recognized as an expense in the year ended April 30, 2019.

The unaudited consolidated pro forma financial information was prepared in accordance with accounting standards and is not necessarily indicative of the results of operations that would have occurred if the American Freight Acquisition, Vitamin Shoppe Acquisition, the Sears Outlet Acquisition, the Buddy's Acquisition, the A-Team Leasing Acquisition or the Buddy's Partners Acquisition had been completed on the date indicated, nor is it indicative of the future operating results of the Company.

The unaudited pro forma results do not reflect events that either have occurred or may occur after these Acquisitions, including, but not limited to, the anticipated realization of operating synergies in subsequent periods. They also do not give effect to certain charges that the Company expects to incur in connection with these acquisitions, including, but not limited to, additional professional fees and employee integration.

(3) Discontinued Operations and Assets Disposition

On February 21, 2021, the Company and NextPoint entered into the Purchase Agreement to sell the Company's Liberty Tax business for a purchase price of at least $243 million. The purchase price consists of approximately $182 million in cash and at least 51,000 proportional voting shares of NextPoint, which are convertible into NextPoint common shares at a ratio of 100 common shares to one proportional voting share. In connection with the Purchase Agreement, the parties also agreed to enter into a transition services agreement pursuant to which both parties agreed to provide certain transition services to each other for a period not to exceed six months. The Company expects the sale to be completed in the third quarter of 2021.

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The following is a summary of the major categories of assets and liabilities for the Liberty Tax business. The balances for all periods are included in assets and liabilities held for sale in the Consolidated Balance Sheets.

(In thousands)	12/26/2020	12/28/2019
Assets	(Unaudited)	(Unaudited)
Current assets:
Cash and cash equivalents	$2,722	$8,714
Current receivables, net	33,525	61,696
Other current assets	6,776	1,819
Total current assets held for sale	43,023	72,229
Property, equipment, and software, net	7,634	7,631
Non-current receivables, net	3,889	5,888
Goodwill	8,719	9,780
Intangible assets, net	24,804	24,056
Operating lease right-of-use assets	8,771	7,282
Other non-current assets	1,299	4,378
Total assets held for sale	$98,139	$131,244
Liabilities
Current liabilities:
Current installments of long-term obligations	$1,335	$60,746
Current operating lease liabilities	4,658	4,382
Accounts payable and accrued expenses	20,200	16,991
Other current liabilities	14,383	6,476
Total current liabilities held for sale	40,576	88,595
Long-term obligations, excluding current installments	1,711	2,036
Non-current operating lease liabilities	4,738	4,119
Other non-current liabilities	2,330	3,252
Total liabilities held for sale	$49,355	$98,002

The following is a Condensed Consolidated Statement of Operations for the Liberty Tax business. The amounts for all periods are included in "Income (loss) from discontinued operations, net of tax" in the Company's Consolidated Statements of Operations.

	Twelve Months Ended	Transition Period 5/1/2019-	Period from 5/1/2018-	Twelve Months Ended
(In thousands)	12/26/2020	12/28/2019	12/29/2018	4/30/2019	4/30/2018
Revenue	$122,777	$14,984	$16,647	$132,546	$174,872
Selling, general, and administrative expenses	99,166	77,562	77,612	133,405	167,273
Income from operations	23,611	(62,578)	(60,965)	(859)	7,599
Other expense:
Other	107	37	(12)	(113)	63
Interest expense, net	(4,977)	(2,351)	(1,802)	(3,023)	(3,181)
Income before income taxes	18,741	(64,892)	(62,779)	(3,995)	4,481
Income tax expense	2,531	(1,868)	(19,726)	(1,839)	4,346
Net Income	16,210	(63,024)	(43,053)	(2,156)	135
Less: Net (income) attributable to non-controlling interest	(11,791)	17,211	—	—	(10)
Net income attributable to discontinued operations	$4,419	$(45,813)	$(43,053)	$(2,156)	$125

The Company applied the "Intraperiod Tax Allocation" rules under ASC 740 "Income Taxes", which requires the allocation of an entity's total income tax provision among continuing operations and, in the Company's case, discontinued operations.

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The following is the operating and investing activities for the Liberty Tax business. These amounts are included in the Company's Consolidated Statements of Cash Flows.

	Twelve Months Ended	Transition Period 5/1/2019-	Period from 5/1/2018-	Twelve Months Ended
(In thousands)	12/26/2020	12/28/2019	12/29/2018	4/30/2019	4/30/2018
Cash flows provided by operating activities from discontinued operations	52,185	(21,477)	(51,774)	17,129	27,645
Cash flows provided by investing activities from discontinued operations	6,259	(26,004)	(28,215)	(2,666)	(9,012)

Assets Disposition

On November 11, 2020, the Company completed the sale of 47 Buddy's Company-owned stores to bebe stores, inc. ("bebe") for $35.0 million. The Company wrote off $11.4 million of goodwill and recognized a gain of $2.0 million in connection with the sale. The agreement includes a planned development schedule for bebe to open 20 new Buddy’s locations. The 47 Buddy's stores are now franchise locations within the Buddy's segment.

(4) Notes and Accounts Receivable

Current and non-current receivables, as of December 26, 2020 and December 28, 2019 are presented in the consolidated balance sheets as follows:

(In thousands)	12/26/2020	12/28/2019
Accounts receivable, net	$38,444	$21,077
Notes receivable, net	15,440	2,250
Interest receivable, net	84	234
Income tax receivable	13,650	2,104
Allowance for doubtful accounts	(283)	—
Current receivables, net	67,335	25,665
Notes receivable - non-current, net	12,800	12,750
Allowance for doubtful accounts - non-current	—	—
Non-current receivables, net	12,800	12,750
Total receivables	$80,135	$38,415

Notes receivable are due from the Company's franchisees and are collateralized by the underlying franchise. The debtors' ability to repay the notes is dependent upon both the performance of the franchisee's industry as a whole and the individual franchise.

Allowance for Doubtful Accounts

The adequacy of the allowance for doubtful accounts is assessed on a quarterly basis and adjusted as deemed necessary. Management believes the recorded allowance is adequate based upon its consideration of the estimated value of the franchises , which collateralize the receivables. Any adverse change in the individual franchisees' areas could affect the Company's estimate of the allowance.

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Activity in the allowance for doubtful accounts for the year ended December 26, 2020 and the Transition Period was as follows:

(In thousands)	12/26/2020	12/28/2019
Balance at beginning of year	$—	$—
Provision for doubtful accounts	283	—
Balance at end of year	$283	$—

On July 10, 2020, the Company entered into a Senior Secured Super Priority Debtor-In-Possession Delayed Draw Term Loan Agreement (the “DIP DDTL Agreement”) with Tuesday Morning Corporation (“Tuesday Morning”) and certain of its direct and indirect subsidiaries.  Pursuant to the DIP DDTL Agreement, the Company agreed to lend Tuesday Morning up to an aggregate principal amount of $25.0 million in the form of delayed draw term loans (the “DIP Term Facility”). As of December 26, 2020, the DIP Term Facility has been terminated and no amounts had been drawn under this agreement.

On November 4, 2020, the Company entered into a super-priority, secured, debtor-in-possession credit facility (the “DIP Facility”) with Furniture Factory Ultimate Holding, L.P. (“FFO”). The DIP Facility consists of a multi-draw term loan facility in the aggregate principal amount of up to $6.5 million. Once repaid, amounts under the DIP Facility may not be reborrowed. As of December 26, 2020, $6.5 million of the DIP Facility is outstanding.

Analysis of Past Due Receivables

The breakdown of accounts and notes receivable past due at December 26, 2020 and December 28, 2019 was as follows:

	12/26/2020
(In thousands)	Past due	Current	Interest receivable, net	Total receivables
Accounts receivable, net	$505	$37,939	$—	$38,444
Notes and interest receivable, net	—	28,240	84	28,324
Total accounts, notes, and interest receivable, net	$505	$66,179	$84	$66,768

	12/28/2019
(In thousands)	Past due	Current	Interest receivable, net	Total receivables
Accounts receivable, net	$4,393	$16,683	$—	$21,076
Notes and interest receivable, net	—	15,000	234	15,234
Total accounts, notes, and interest receivable, net	$4,393	$31,683	$234	$36,310
Accounts receivable are considered to be past due if unpaid 30 days after billing and notes receivable are considered past due if unpaid 90 days after the due date. If it is determined the likelihood of collecting substantially all of the note and accrued interest is not probable the notes are put on non-accrual status. The Company had no notes receivable on non-accrual status at December 26, 2020 and December 28, 2019, respectively. Payments received on notes in non-accrual status are applied to the principal note balance until the note is current and then to interest income. Non-accrual notes that are paid current are moved back into accrual status during the next annual review.

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(5) Property, Equipment, and Software, Net
Property, equipment, and software at December 26, 2020, and December 28, 2019 was as follows:

(In thousands)	12/26/2020	12/28/2019
Land and land improvements	$—	$199
Leasehold improvements	67,114	52,565
Furniture, fixtures, and equipment	66,885	53,528
Software	44,250	35,056
Construction in progress	3,578	1,634
Finance lease asset	1,913	1,934
Property, equipment, and software, gross	183,740	144,916
Less accumulated depreciation and amortization	47,868	2,401
Property, equipment, and software, net	$135,872	$142,515
Total depreciation and amortization expense on property, equipment, and software was $47.6 million, $2.1 million, $0.0 million and $0.0 million for the year ended December 26, 2020, the Transition Period, and the years ended April 30, 2019 and April 30, 2018, respectively.

(6) Goodwill and Intangible Assets
Changes in the carrying amount of goodwill for the year ended December 26, 2020 and December 28, 2019 were as follows:

(In thousands)	12/26/2020	12/28/2019
Balance at beginning of year	$124,521	$—
Buddy's Acquisition	—	75,038
Buddy's Partners Acquisition	—	7,217
A-Team Leasing Acquisition	—	6,287
Sears Outlet Acquisition	—	31,028
Vitamin Shoppe Acquisition	—	4,951
American Freight Acquisition	334,543	—
Disposals and foreign currency changes, net	(11,411)	—
Purchase price reallocation	605	—
Balance at end of year	$448,258	$124,521
The Company performed its annual impairment review of goodwill and no impairment was recorded for the year ended December 26, 2020, the Transition Period, and the years ended April 30, 2019 and April 30, 2018, respectively.

The impairment is determined using the fair value of the underlying franchise, and where appropriate a discounted cash flow model, and is included in selling, general, and administrative expenses, in the consolidated statements of operations.

Components of intangible assets as of December 26, 2020 and December 28, 2019, were as follows:

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

	12/26/2020
(In thousands)	Weighted-average amortization period	Gross carrying amount	Accumulated amortization	Net carrying amount
Tradenames (1)		$93,300	$—	$93,300
Customer contracts	6 years	8,781	(2,159)	6,622
Franchise agreements and non-compete agreements	10 years	10,500	(1,546)	8,954
Reacquired rights	4 years	1,478	(462)	1,016
Total intangible assets		$114,059	$(4,167)	$109,892
(1) $70.2 million, $11.1 million and $12.0 million of tradenames were acquired in the American Freight Acquisition, Buddy's Acquisition, and Vitamin Shoppe Acquisition, respectively. These tradenames have an indefinite life and they are tested for impairment on an annual basis.

	12/28/2019
(In thousands)	Weighted-average amortization period	Gross carrying amount	Accumulated amortization	Net carrying amount
Tradenames (1)		$23,100	$—	$23,100
Customer contracts	6 years	12,700	(862)	11,838
Franchise agreements and non-compete agreements	10 years	10,500	(477)	10,023
Reacquired rights	5 years	9,000	(427)	8,573
Total intangible assets		$55,300	$(1,766)	$53,534
(1) $11.1 million and $12.0 million of tradenames were acquired in the Buddy's and Vitamin Shoppe Acquisitions, respectively. These tradenames have an indefinite life and they are tested for impairment on an annual basis.
For the year ended December 26, 2020, and the Transition Period, the Company recorded intangible assets of $70.2 million and $55.3 million, respectively.
The Company reviews amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. During the year ended December 26, 2020, the Transition Period, and years ended April 30, 2019 and April 30, 2018, an impairment analysis was performed for amortizable intangible assets. The Company did not record impairment expense related to the amortizable intangible assets during the years ended December 26, 2020, April 30, 2019, April 30, 2018 and the Transition Period.
For the year ended December 26, 2020, the Transition Period, and years ended April 30, 2019 and April 30, 2018, amortization expense was $4.6 million, $1.8 million, $0.0 million, and $0.0 million, respectively. Annual amortization expense for the next five years is estimated to be as follows:

(In thousands)	As of 12/26/2020:
2021	$2,919
2022	2,919
2023	2,827
2024	2,495
2025	1,727
Thereafter	3,705
Total estimated amortization expense	$16,592

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(7) Revenue
The Company adopted ASC 606 "Revenues from Contract with Customers" in the fiscal year ended April 30, 2019. The Company adopted the standard using the modified retrospective method, whereby the cumulative effect of initially adopting the standard was recognized as an adjustment to the opening balance of retained earnings on May 1, 2018 in the amount of $3.8 million, net of tax, with corresponding increases to deferred revenue and notes receivable. Therefore, the results of operations from the comparative period have not been adjusted and continue to be reported under the previous revenue recognition guidance.

For details regarding the principal activities from which the Company generates its revenue, see "Note 1 - Organization and Significant Accounting Policies" in this Annual Report. For more detailed information regarding reportable segments, see "Note 16 - Segments."

The following represents the disaggregated revenue by reportable segments for the year ended December 26, 2020, the Transition Period, the period May 1, 2018 through December 29, 2018, and years ended April 30 2019, and April 30, 2018:

	Fiscal Year Ended 12/26/2020
(In thousands)	Vitamin Shoppe	American Freight	Buddy's	Consolidated
Retail sales	$1,035,964	$857,955	$5,743	$1,899,662
Total product revenue	1,035,964	857,955	5,743	1,899,662
Franchise fees	—	—	99	99
Royalties and advertising fees	—	—	9,993	9,993
Financial products	—	15,977	—	15,977
Interest income	—	1,287	—	1,287
Agreement, club and damage waiver fees	—	—	12,668	12,668
Warranty revenue	—	16,799	—	16,799
Other revenues	—	4,413	4,562	8,975
Total service and other revenue	—	38,476	27,322	65,798
Rental revenue, net	—	—	64,267	64,267
Total rental revenue	—	—	64,267	64,267
Total revenue	$1,035,964	$896,431	$97,332	$2,029,727

	Transition Period From 5/1/2019 - 12/28/2019
(In thousands)	Vitamin Shoppe	American Freight	Buddy's	Consolidated
Retail sales	$30,574	$64,067	$1,498	$96,139
Total product revenue	30,574	64,067	1,498	96,139
Franchise fees	—	—	160	160
Royalties and advertising fees	—	—	4,042	4,042
Interest income	—	267	—	267
Agreement, club and damage waiver fees	—	—	4,937	4,937
Other revenues	—	3,896	1,449	5,345
Total service and other revenue	—	4,163	10,588	14,751
Rental revenue, net	—	—	23,636	23,636
Total rental revenue	—	—	23,636	23,636
Total revenue	$30,574	$68,230	$35,722	$134,526

All revenue for periods prior to the Transition Period was from discontinued operations. Please refer to Note 3. Discontinued Operations and Assets Disposition for additional information regarding discontinued operations.

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Contract Balances

The following table provides information about receivables and contract liabilities (deferred revenue) from contracts with customers as of December 26, 2020 and December 28, 2019:

(In thousands)	12/26/2020	12/28/2019
Accounts receivable	$38,444	$21,076
Notes receivable	28,240	15,000
Deferred revenue	25,616	4,903

Significant changes in deferred revenue as of December 26, 2020 and December 28, 2019 are as follows:

(In thousands)	12/26/2020	12/28/2019
Deferred revenue at beginning of period	$4,903	$—
Revenue recognized during the period	(3,080)	(270)
Deferred revenue from acquisitions and purchase price adjustments	12,515	5,173
New deferred revenue during period	11,278	—
Deferred revenue at end of period	$25,616	$4,903

Anticipated Future Recognition of Deferred Revenue

The following table reflects when deferred revenue is expected to be recognized in the future related to performance obligations that are unsatisfied at the end of the period:

(In thousands)	Estimate for Fiscal Year
2021	$23,754
2022	712
2023	478
2024	60
2025	60
Thereafter	552
Total	$25,616

(8) Leases

The Company's lease portfolio primarily consists of leases for its retail store locations and office space. The Company also leases certain office equipment and vehicles under finance leases. The Company subleases some of its real estate and equipment leases. The Company determines if an arrangement is a lease at inception by evaluating whether the arrangement conveys the right to use an identified asset and whether the Company obtains substantially all of the economic benefits from and has the ability to direct the use of the asset. Leases with an initial term of 12 months or less are not recorded on the consolidated balance sheets; the Company recognizes expense for these leases on a straight-line basis over the lease term. For leases with an initial term in excess of 12 months, lease right-of-use assets and lease liabilities are recognized based on the present value of the future lease payments over the committed lease term at the lease commencement date. The Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate and the information available at the lease commencement date in determining the present value of future lease payments. Most leases include one or more options to renew and the exercise of renewal options is at the Company’s sole discretion. The Company does not include renewal options in its determination of the lease term unless the renewals are deemed to be reasonably certain at lease commencement. Operating lease expense for lease payments is recognized on a straight-line basis over the lease term. Lease right-of-use assets are periodically reviewed for impairment losses. The Company uses the long-lived assets impairment guidance in ASC Subtopic 360-10, “Property, Plant, and Equipment - Overall,” to determine whether a right-of-use asset is impaired, and if so, the amount of the impairment loss to recognize.

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
The Company has lease agreements with lease and non-lease components, which the Company elects to combine as one lease component for all classes of underlying assets. Non-lease components include variable costs based on actual costs incurred by the lessor related to the payment of real estate taxes, common area maintenance, and insurance. These variable payments are expensed as incurred as variable lease costs.

The finance lease right of use assets and lease liabilities are included in property, plant and equipment, current installments of long-term debt, and long-term debt, respectively. These leases are immaterial to the financial statements.

The lease costs for leases that were recognized in the accompanying consolidated statement of operations for the year ended December 26, 2020 and the Transition Period were as follows:

(In thousands)	12/26/2020	Transition Period
Operating lease costs	$94,387	$9,509
Short-term operating lease costs	2,495	4,777
Variable operating lease costs	14,137	2,366
Sublease income	(868)	(654)
Total operating lease costs	$110,151	$15,998

As of December 26, 2020, maturities of lease liabilities were as follows:

(In thousands)	Operating leases
2021	$177,350
2022	153,792
2023	123,995
2024	89,943
2025	56,039
Thereafter	85,208
Total undiscounted lease payments	686,327
Less interest	157,019
Present value of lease liabilities	$529,308

Information regarding the weighted-average remaining lease term and the weighted-average discount rate for leases as of December 26, 2020, included a weighted-average remaining lease term of 4.7 years for operating leases and a weighted-average discount rate of 11.17% for operating leases, respectively.

The following represents other information pertaining to the Company's lease arrangements for the year ended December 26, 2020:

(In thousands)	12/26/2020
Non-cash information on lease liabilities arising from right-of-use assets (1)	$157,007
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$87,399

(1) The majority of the lease liabilities arising from right-of-use assets were a result of the American Freight Acquisition, see further discussion in "Note 2 - Acquisitions".

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(9) Long-Term Obligations
Long-term obligations as of December 26, 2020 and December 28, 2019 were as follows:

(In thousands)	12/26/2020	12/28/2019
Revolving credit facilities	$78,310	$70,000
Term loan, net of debt issuance costs	491,836	268,660
Convertible senior notes	—	60,439
Finance lease liability	851	1,739
Total long-term obligations	570,997	400,838
Less current installments	104,053	157,638
Total long-term obligations, excluding current installments	$466,944	$243,200

Franchise Group New Holdco Credit Agreement and Term Loan

On February 14, 2020, the Company, through an indirect subsidiary, executed a term loan agreement with GACP Finance Co., LLC for an amount of $575.0 million (the “FGNH Credit Agreement”), which consists of a $375.0 million first out tranche (the “FGNH Tranche A-1 Term Loan”) and a $200.0 million last out tranche (the “FGNH Tranche A-2 Term Loan”). The term loan will mature on February 14, 2025, unless the maturity is accelerated subject to the terms set forth in the term loan agreement.

The FGNH Credit Agreement will, at the option of the Company, bear interest at either (i) a rate per annum based on LIBOR for an interest period of one, two, three or six months, plus an interest rate margin of 8.0% for the FGNH Tranche A-1 Term Loan and 12.5% for the FGNH Tranche A-2 Term Loan with a 1.50% LIBOR floor, or (ii) an alternate base rate determined as provided in the FGNH Credit Agreement, plus an interest rate margin of 7.0% for the FGNH Tranche A-1 Term Loan and 11.5% for the FGNH Tranche A-2 Term Loan with a 2.50% alternate base rate floor. Interest is payable in arrears at the end of each fiscal quarter. The Company is required to repay the FGNH Credit Agreement in equal fiscal quarterly installments of $6.25 million on the last day of each fiscal quarter, commencing with the fiscal quarter ending June 27, 2020. Further, the Company is required to prepay the FGNH Credit Agreement with 50% of consolidated excess cash flow on a quarterly basis with the net cash proceeds of certain other customary events. All repayments or prepayments (whether voluntary or mandatory) of the FGNH Credit Agreement, other than the fixed quarterly installments and excess cash flow prepayments are subject to early repayment fees.

The FGNH Credit Agreement includes customary affirmative, negative, and financial covenants binding on the Company and its subsidiaries, including delivery of financial statements and other reports. The negative covenants limit the ability of the Company and its subsidiaries, among other things, to incur debt, incur liens, make investments, sell assets, pay dividends on its capital stock and enter into transactions with affiliates. The financial covenants set forth in the FGNH Credit Agreement include a maximum total leverage ratio (net of certain cash) and a minimum fixed charge coverage ratio, to be tested at the end of each fiscal quarter, in each case with respect to certain subsidiaries of the Company. In addition, the FGNH Credit Agreement includes customary events of default, the occurrence of which may require that the Company pay an additional 2.0% interest.

In addition to financing the American Freight Acquisition and its related acquisition costs, a portion of the proceeds from the FGNH Credit Agreement and the FGNH ABL Term Loan (as defined below) were used to repay the Buddy’s and Sears Outlet’s term loan for an outstanding amount of $101.6 million and $106.7 million including accrued interest, respectively. The early repayment of the term loans resulted in additional interest expense of $4.6 million for the write-off of deferred financing costs and $4.0 million for a prepayment penalty. The prepayment penalty is recorded in the Other income (expense) line of the consolidated statements of operations for the year ended December 26, 2020.

On May 1, 2020, the Company entered into an amendment to the FGNH Credit Agreement to provide for the joinder of Franchise Group Intermediate L 1, LLC, an indirect subsidiary of the Company, and each of its direct and indirect subsidiaries (collectively, the “Liberty Tax Entities”), to the FGNH Term Loan Credit Agreement and the FGNH ABL Credit Agreement, respectively, as borrowers thereunder, and in connection therewith, certain related security documents provided for the Liberty Tax Entities to grant or continue to grant liens on substantially all of their assets to secure the obligations under the FGNH Term Loan Credit Agreement and the FGNH ABL Credit Agreement. Further, the amendment modified the FGNH Term Loan Credit Agreement and the FGNH ABL Credit Agreement, respectively, to, among other things, (i) permit certain ordinary

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
course and otherwise anticipated activities of the Liberty Tax Entities and (ii) make certain technical modifications related to the COVID-19 pandemic and other events.

Franchise Group New Holdco New ABL Credit Agreement and New ABL Term Loan

On September 23, 2020, the Company, through direct and indirect subsidiaries, entered into an ABL Credit Agreement (the “New ABL Credit Agreement”) with various lenders which provides for a senior secured revolving loan facility (the “New ABL Revolver”) with commitments available to the Company of the lesser of (i) $125.0 million and (ii) a borrowing base based on the eligible credit card receivables, accounts, inventory and revenue due under certain rental agreements, less certain reserves. The New ABL Credit Agreement also includes a $15.0 million swingline subfacility and a $15.0 million letter of credit subfacility. The Company borrowed approximately $32.7 million on September 23, 2020, the proceeds of which were used to prepay certain existing indebtedness under the existing FGNH ABL Credit Agreement (as defined below), to pay fees and expenses in connection with the New ABL Credit Agreement, and for general corporate purposes.

The New ABL Revolver will mature on the earlier of September 23, 2025 and the maturity date under the FGNH Credit Agreement (i.e., February 14, 2025), unless the maturity is accelerated subject to the terms set forth in the New ABL Credit Agreement. Borrowings under the New ABL Revolver will bear interest at either (i) a rate per annum based on LIBOR for an interest period of one, two, three or six months (or, if all applicable twelve months), plus an interest rate margin that ranges from 3.50% to 3.75%, depending on the total leverage ratio of the Company, with a 1.00% LIBOR floor (a “New ABL LIBOR Loan”), or (ii) an alternate base rate determined as provided in the New ABL Credit Agreement, plus an interest rate margin that ranges from 2.50% to 2.75%, depending on the total leverage ratio of the Company, with an effective 2.00% alternate base rate floor (a “New ABL ABR Loan”). Interest on New ABL LIBOR Loans is payable in arrears at the end of each applicable interest period (and, with respect to any six- or twelve-month interest period, at three month intervals after the first day of such interest period), and interest on New ABL ABR Loans is payable in arrears on the first day of each month.

If the sum of the outstanding principal amount of the outstanding loans (including swingline loans) under the New ABL Revolver and the outstanding amount of letter of credit obligations thereunder exceeds the borrowing base, the Company is required to prepay the loans under the New ABL Revolver (including swingline loans) or cash collateralize letters of credit thereunder in the amount of any such excess. The Company is also required to prepay the loans under the New ABL Revolver, subject to the agreements between the New ABL Credit Agreement lenders and the FGNH Credit Agreement lenders, with the net cash proceeds of certain other customary events (subject to certain customary reinvestment rights). The Company may make voluntary prepayments of the loans under the New ABL Revolver from time to time. Amounts repaid may be re-borrowed, subject to compliance with the borrowing base and the other conditions set forth in the New ABL Credit Agreement. The Company may be required to pay LIBOR breakage and redeployment costs in certain limited circumstances. The New ABL Credit Agreement also includes a covenant that availability must not be less than the greater of $12.5 million and 12.5% of the lesser of $125.0 million and the borrowing base. In addition, the New ABL Credit Agreement includes customary events of default, the occurrence of which may require that the Company pay an additional 2.0% interest on the outstanding loans under the New ABL Revolver.

Franchise Group New Holdco ABL Credit Agreement and ABL Term Loan

On February 14, 2020, the Company, through direct and indirect subsidiaries, entered into an ABL credit agreement (the "FGNH ABL Credit Agreement") with various lenders which provided the Company with a $100.0 million senior secured asset based term loan (the “FGNH ABL Term Loan”). On February 14, 2020, the Company borrowed $100.0 million on the FGNH ABL Term Loan to finance the acquisition of American Freight. On September 23, 2020, the Company repaid in full all amounts that were outstanding under the FGNH ABL Term Loan and terminated the FGNH ABL Credit Agreement.

B. Riley ABL Commitment

On May 1, 2020, in connection with the American Freight Acquisition and the ABL Credit Agreement, the Company entered into an Amended and Restated ABL Commitment Letter with B. Riley Financial, Inc. ("B. Riley") pursuant to which B. Riley agreed to provide, subject to the terms and conditions set forth therein, a backstop commitment for a $100.0 million asset-based lending facility. The ABL Commitment Letter was terminated on September 25, 2020.

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Vitamin Shoppe Term Loan

On December 16, 2019 as part of the Vitamin Shoppe Acquisition, the Company, through direct and indirect subsidiaries, entered into a Loan and Security Agreement (the “Vitamin Shoppe Term Loan Agreement”) that provides for a $70.0 million senior secured term loan (the "Vitamin Shoppe Term Loan") which matures on December 16, 2022. On May 22, 2020, the Company purchased $5.3 million of the Vitamin Shoppe Term Loan from one of the participating lenders, which effectively retired that portion of the term loan. On August 13, 2020, the Company repaid in full the remaining balance outstanding under the Vitamin Shoppe Term Loan and terminated the Vitamin Shoppe Term Loan Agreement on August 25, 2020.

Vitamin Shoppe ABL Revolver

On December 16, 2019, the Company, through direct and indirect subsidiaries, entered into a Second Amended and Restated Loan and Security Agreement (the “ Vitamin Shoppe ABL Agreement”) providing for a senior secured revolving loan facility (the “Vitamin Shoppe ABL Revolver”) with commitments available to the Company of the lesser of (i) $100.0 million and (ii) a specified borrowing base based on our eligible credit card receivables, accounts receivable and inventory, less certain reserves, and as to each of clauses (i) and (ii), less a $10.0 million availability block. The Vitamin Shoppe ABL Revolver will mature on December 16, 2022, unless the maturity is accelerated subject to the terms set forth in the Vitamin Shoppe ABL Agreement. The Company borrowed $70.0 million on December 16, 2019, the proceeds of which were used to consummate the Vitamin Shoppe Acquisition. The ABL Agreement amended and restated the existing Amended and Restated Loan and Security Agreement (the “Existing Vitamin Shoppe ABL Agreement”), dated as of January 20, 2011. The Vitamin Shoppe ABL Revolver also provides for letters of credit. As of December 26, 2020, $8.4 million in committed letters of credit under the facility.

The Company's obligations under the ABL Agreement are secured by substantially all of the assets of the Vitamin Shoppe segment. The Intercreditor Agreement sets forth the relative priorities of the security interests granted with respect to the Vitamin Shoppe ABL Revolver and those granted with respect to the Vitamin Shoppe Term Loan. The security interest granted to the Vitamin Shoppe ABL Revolver lenders is senior to that granted to the Vitamin Shoppe Term Loan lenders with respect to, among other assets, accounts receivable, inventory and deposit accounts.

Borrowings under the Vitamin Shoppe ABL Revolver will, at the Company's option, bear interest at either (i) a rate per annum based on LIBOR for an interest period of one, two, three or six months, plus an interest rate margin that ranges from 1.25% to 1.75%, depending on excess availability (a “LIBOR Loan”), with a 0.0% LIBOR floor, or (ii) an alternate base rate determined as provided in the Vitamin Shoppe ABL Agreement, plus an interest rate margin that ranges from 0.25% to 0.75%, depending on excess availability (an “ABR Loan”), with a 1.0% alternate base rate floor. Interest on LIBOR Loans is payable in arrears at the end of each applicable interest period (and, with respect to a six-month interest period, three months after commencement of the interest period), and interest on ABR Loans is payable in arrears on the first business day of each calendar quarter.

Subject to the Intercreditor Agreement, the Company is required to repay borrowings under the Vitamin Shoppe ABL Revolver with the net cash proceeds of certain customary events (subject to certain customary reinvestment rights). Further, if the outstanding principal amount of the borrowings under the Vitamin Shoppe ABL Revolver at any time exceeds the lesser of $100.0 million and the borrowing base, less, in each case, a $10.0 million availability block, the Company must prepay any such excess.

The Vitamin Shoppe ABL Agreement includes customary affirmative and negative covenants binding on the Company and its subsidiaries, including the delivery of financial statements, borrowing base certificates and other reports. The negative covenants limit the ability of the Company and its subsidiaries, among other things, to incur debt, incur liens, make investments, sell assets, pay dividends on its capital stock and enter into transactions with affiliates. In addition, the Vitamin Shoppe ABL Agreement includes customary events of default, the occurrence of which may require the Company to pay an additional 2.0% interest on the borrowings under the Vitamin Shoppe ABL Revolver.

Vitamin Shoppe Convertible Senior Notes

On December 16, 2019, as part of the Vitamin Shoppe Acquisition, the Company assumed $60.4 million in aggregate principal amount of 2.25% Convertible Senior Notes ("Convertible Notes"). The Convertible Notes had a maturity date of December 1, 2020.

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Prior to July 1, 2020, the Convertible Notes would have been convertible only under certain circumstances. The Convertible Notes are convertible at an initial conversion rate of 25.1625 shares of the Company's common stock per $1,000 principal amount of the Convertible Notes. The conversion rate is subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, the Company is required to increase, in certain circumstances, the conversion rate for a holder who elects to convert its Convertible Notes in connection with such a corporate event including customary conversion rate adjustments in connection with a "make-whole fundamental change" as defined. Upon conversion, the Company may satisfy its conversion obligation by paying or delivering, as applicable, cash, shares of its common stock or a combination of cash and shares of its common stock, at its election. On February 7, 2020, the Company completed the repurchase of the Convertible Notes for a purchase price of $60.6 million, which includes accrued interest.

Sears Outlet Credit Agreement

On October 23, 2019 as part of the Sears Outlet Acquisition, the Company, through indirect subsidiaries, entered into a credit agreement (the “Sears Outlet Credit Agreement”) that provides for a $105.0 million first priority senior secured term loan, net of financing costs of $2.8 million, which matures on October 23, 2023. The Company was in compliance with all covenants of the Sears Outlet Credit Agreement as of December 28, 2019. On February 14, 2020 the Company repaid in full all amounts that were outstanding under the Sears Outlet Credit Agreement and terminated the Sears Outlet Credit Agreement.

Buddy's Credit Agreement

On July 10, 2019 as part of the Buddy's Acquisition, the Company, through an indirect subsidiary, entered into a Credit Agreement (the "Buddy's Credit Agreement") that provides for an $82.0 million first priority senior secured term loan which matures on July 10, 2024. On August 23, 2019, as part of the 41 stores acquisition from A-Team, the Buddy's Credit Agreement was amended. The amendment provides for a $23.0 million first priority senior secured loan (the “Buddy’s Additional Term Loan”), net of financing costs of $0.4 million. On September 30, 2019, the Buddy's Credit Agreement was further amended to update the agreed consolidated EBITDA figures for September 30, 2018, December 31, 2018, March 31, 2019 and June 30, 2019 and to clarify the circumstances under which acquisitions may be given pro forma effect in the calculation of consolidated EBITDA. The Company was in compliance with all covenants of the Buddy’s Credit Agreement as of December 28, 2019. On February 14, 2020, the Company repaid in full all amounts that were outstanding under the Buddy's Credit Agreement and Buddy's Additional Term Loan and terminated the Buddy's Credit Agreement and Buddy's Additional Term Loan Agreement.

Vintage Subordinated Note

On May 16, 2019, the Company also entered into a Subordinated Note (the “Subordinated Note”) payable to Vintage Capital Management LLC (“Vintage”). The aggregate principal amount of all loans to be made by Vintage under the Subordinated Note was limited to $10.0 million. Any indebtedness owed to Vintage under the Subordinated Note was subordinate to and subject in right and time of payment to the Revolving Credit Facility. The Company did not make any borrowings under the Subordinated Note. The Subordinated Note was terminated effective with the October 2, 2019 amendment of the Liberty Tax Credit Agreement.

Compliance with Debt Covenants

The Company's revolving credit and long-term debt agreements impose restrictive covenants on it, including requirements to meet certain ratios. As of December 26, 2020, the Company was in compliance with all covenants under these agreements and, based on a continuation of current operating results, the Company expects to continue to be in compliance for the next 12 months.

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Aggregate maturities of long-term debt at December 26, 2020 were as follows:

Fiscal Year	(In thousands)
2021	$104,053
2022	25,103
2023	25,005
2024	25,000
2025	391,836
Thereafter	—
Total long-term obligations	$570,997

(10) Stockholders' Equity
Stockholders' Equity Activity

On September 15, 2020, the Company entered into an Underwriting Agreement with B. Riley Securities, Inc. (formerly known as B. Riley FBR) (“B. Riley Securities”), as representative of the underwriters named therein (the “Preferred Stock Underwriters”), to issue and sell an aggregate of 1,200,000 shares of the Company’s 7.50% Series A Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation preference of $25.00 per share (the “Series A Preferred Stock”), in a public offering at a price to the public of $25.00 per share. The Company also granted the Preferred Stock Underwriters the Option to purchase up to 180,000 additional shares of Series A Preferred Stock for a period of 30 days following September 15, 2020. The offering closed on September 18, 2020, and the net proceeds to the Company from the offering were approximately $28.8 million, after deducting the underwriting discount, a structuring fee and other estimated offering expenses of approximately $1.2 million.

On October 15, 2020, the Preferred Stock Underwriters provided notice to purchase an additional 50,000 shares of the Series A Preferred Stock on the terms and subject to the conditions set forth in the Preferred Stock Underwriting Agreement. The Company received proceeds of approximately $1.2 million, net of expenses of less than $0.1 million.

On June 25, 2020, the Company entered into an Underwriting Agreement (the "Common Stock Underwriting Agreement") with B. Riley FBR, Inc. ("B. Riley FBR") as representative of the underwriters named therein (the “Common Stock Underwriters”) to issue and sell an aggregate of 4,200,000 shares of the Company's common stock in a public offering at a price of $23.25 per share. In addition, the Company granted the Common Stock Underwriters an option to purchase up to an additional 630,000 shares of the Company's common stock for a period of 30 days from June 25, 2020. The offering closed on June 30, 2020 and the net proceeds to the Company from the offering were approximately $92.2 million, after deducting underwriting discounts and estimated offering expenses of approximately $5.4 million. On July 25, 2020, the Company and B. Riley FBR entered into an Amendment No. 1 to the Common Stock Underwriting Agreement to extend the period during which the Company granted the Common Stock Underwriters the option to 35 days from June 25, 2020, or July 30, 2020. On July 30, 2020, the Common Stock Underwriters provided notice to purchase the additional 630,000 shares of the Company's common stock. On August 3, 2020, the Company received proceeds of approximately $13.8 million, net of underwriting discounts of approximately $0.8 million.

On February 14, 2020, the Company issued 1,250,000 shares of the Company's common stock with a value of $31.0 million, which was recorded as deferred financing costs, to Kayne FRG Holdings L.P. for services provided in the financing of the American Freight Acquisition.

On February 7, 2020, investors purchased approximately 3,877,965 shares of the Company's common stock for $65.9 million. The equity financing was done through purchases of shares of common stock of the Company at $12.00 per share under the ECL (as defined below), and $23.00 per share in connection with a separate private placement of shares of common stock (collectively, the "Equity Financing") pursuant to certain subscription agreements entered into by each investor with the Company. Pursuant to the ECL, Tributum, L.P. assigned certain of its obligations thereunder to provide a portion of such Equity Financing to certain of the investors. The proceeds of the of Equity Financing were used by the Company to fund the repurchase or redemption of the Company's outstanding 2.25% Convertible Notes (the "Convertible Notes"), to make interest

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
payments on the Convertible Notes that are not repurchased or redeemed until their maturity and to also fund general, working capital and cash needs of the Company.

On January 3, 2020, the Company entered into a Subscription Agreement with an affiliate of Vintage Capital Management, LLC ("Vintage"), pursuant to which the affiliate of Vintage purchased from the Company 2,354,000 shares of common stock of the Company, par value $0.01 per share, at a purchase price of $12.00 per share for an aggregate purchase price of $28.2 million in cash. The common stock was purchased pursuant to an amendment to an equity commitment letter, dated August 7, 2019, between the Company and Tributum, L.P. (as amended, the "ECL"), pursuant to which Vintage agreed to provide $70.0 million of equity financing for the Vitamin Shoppe Acquisition.

During the first quarter of 2020, the Company also corrected an immaterial misclassification between retained earnings and non-controlling interest related to distributions declared to the non-controlling interest in the prior year.

Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss at December 26, 2020 and December 28, 2019, are as follows:

(In thousands)	12/26/2020	12/28/2019
Foreign currency adjustment	$(1,254)	$(1,496)
Interest rate swap agreements, net of tax	(145)	(42)
Total accumulated other comprehensive loss	$(1,399)	$(1,538)

Non-controlling interest

The Company is the sole managing member of New Holdco and, as a result, consolidates the financial results of New Holdco. The Company reports a non-controlling interest representing the economic interest in New Holdco held by the Buddy’s Members. The New Holdco LLC Agreement provides that the Buddy’s Members may, from time to time, require the Company to redeem all or a portion of their New Holdco units for newly-issued shares of common stock on a basis of one New Holdco unit and one-fifth of a share of Preferred Stock of the Company for one share of common stock of the Company. In connection with any redemption or exchange, the Company will receive a corresponding number of New Holdco units, increasing its total ownership interest in New Holdco. Changes in the Company's ownership interest in New Holdco while it retains their controlling interest in New Holdco will be accounted for as equity transactions. As such, future redemptions or direct exchanges of New Holdco units by the Buddy’s Members will result in a change in ownership and reduce the amount recorded as non-controlling interest and increase additional paid-in capital. As of December 28, 2019, the Company had an ownership interest of 65.6% in New Holdco and reported a non-controlling interest equal to 34.4%. On March 26, 2020, the Company redeemed 3,937,726 New Holdco units and 787,545 shares of preferred stock for common stock. On April 1, 2020, the Company redeemed the remaining 5,495,606 New Holdco units and 1,099,121 shares of preferred stock for common stock and the Company became the sole owner of New Holdco.

The exchange of New Holdco units for common stock resulted in an increase in the tax basis of the net assets of New Holdco and a liability to be recognized pursuant to the Tax Receivable Agreement ("TRA"). The difference of $10.0 million in the adjustment of the deferred tax balances and the tax receivable agreement liability was recorded as an adjustment to additional paid-in-capital. Refer to "Note 13 - Income Taxes" for further discussion of the TRA.

Preferred Stock

The Company has authorized the issuance of 20.0 million shares of preferred stock. Preferred stock outstanding for the periods ended December 26, 2020 and December 28, 2019 is as follows:

Preferred Stock	12/26/2020	12/28/2019
Voting Non-economic Preferred Stock, par value $0.01 per share	—	1,886,667
Series A Preferred Stock, par value $0.01 per share	1,250,000	—
Shares outstanding	1,250,000	1,886,667

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Net Income (Loss) per Share

Prior to 2019, due to the Company having Class A and Class B common stock, net income (loss) was computed using the two-class method. Basic net income (loss) per share was computed by allocating undistributed earnings to common stock and participating securities (exchangeable shares) and using the weighted-average number of common stock outstanding during the period. Undistributed losses were not allocated to participating securities because they do not meet the required criteria for such allocation. The rights, including liquidation and dividend rights, of the holders of Class A and Class B common stock were identical, with the exception of the election of directors. As a result, the undistributed earnings were allocated based on the contractual participation rights of the Class A and Class B common stock as if the earnings for the year had been distributed. Participating securities had dividend rights that were identical to Class A and Class B common stock.

At December 28, 2019, the Company no longer had any outstanding Class B common stock or exchangeable shares. In addition, the Preferred Stock of the Company does not share in any income or loss and therefore is not a participating security but is a potentially dilutive security upon exchange to common stock.

Diluted net income (loss) per share is computed using the weighted-average number of common stock and, if dilutive, the potential common stock outstanding during the period. Potential common stock consists of the incremental common stock issuable upon the exercise of stock options and vesting of restricted stock units. The dilutive effect of outstanding stock options and restricted stock units is reflected in diluted earnings per share by application of the treasury stock method. Additionally, the computation of the diluted net income (loss) per share of Class A common stock assumed the conversion of Class B common stock, exchangeable shares, and Preferred Stock, if dilutive, while the diluted net loss per share of Class B common stock did not assume conversion of those shares.

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
The computation of basic and diluted net income per share for the year ended December 26, 2020, the Transition Period, and years ended April 30, 2019 and April 30, 2018 is as follows:

12/26/2020
(In thousands, except for share and per share amounts)	Common stock
Basic net income per share:
Numerator
Net income from continuing operations attributable to Franchise Group	$20,645
Less: Preferred dividend declared	755
Net income from continuing operations attributable to Franchise Group common stockholders	19,890
Net income from discontinued operations attributable to Franchise Group	4,419
Net income available to Common Stockholders	$24,309
Denominator
Weighted-average common shares outstanding	34,531,362
Basic net income per share:
Continuing operations	$0.57
Discontinued operations	0.13
Basic net income per share	$0.70

Diluted net income per share:
Numerator
Net income from continuing operations attributable to Franchise Group common stockholders	$19,890
Net income from discontinued operations attributable to Franchise Group	4,419
Net income available to Common Stockholders	$24,309
Denominator
Number of shares used in basic computation	34,531,362
Weighted-average effect of dilutive securities
Employee stock options and restricted stock units	440,573
Weighted-average dilutive shares outstanding	34,971,935
Diluted net income per share:
Continuing operations	$0.57
Discontinued operations	0.13
Diluted net income per share	$0.70

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

12/28/2019
(In thousands, except for share and per share amounts)	Common stock
Basic and diluted net loss per share
Numerator
Net (loss) from continuing operations attributable to Franchise Group common stockholders	$(22,614)
Net (loss) from discontinued operations attributable to Franchise Group	(45,813)
Net (loss) attributable to common stockholders	$(68,427)
Denominator
Weighted-average common shares outstanding	16,669,065

Basic and diluted net (loss) per share:
Continuing operations	$(1.35)
Discontinued operations	(2.76)
Basic and diluted net (loss) per share	$(4.11)

4/30/2019
(In thousands, except for share and per share amounts)	Common stock
Basic and diluted net loss per share:
Numerator
Net (loss) from continuing operations attributable to Franchise Group common stockholders	$—
Net (loss) from discontinued operations attributable to Franchise Group	(2,156)
Net loss attributable to common stockholders	(2,156)
Denominator
Weighted-average common shares outstanding	13,800,884

Basic and diluted net (loss) per share:
Continuing operations	$—
Discontinued operations	(0.16)
Basic and diluted net (loss) per share	$(0.16)

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

	4/30/2018
(In thousands, except for share and per share amounts)	Class A common stock	Class B common stock
Basic net income per share:
Numerator
Allocation of undistributed income	$133	$2
Amounts allocated to participating securities:
Exchangeable shares	(10)	—
Net income attributable to common stockholders	123	2

Net income from continuing operations attributable to Franchise Group common stockholders	$—	$—
Net income from discontinued operations attributable to Franchise Group	123	2
Net income available to Common Stockholders	$123	$2
Denominator
Weighted-average common shares outstanding	12,728,762	200,000
Basic net income per share:
Continuing operations	$—	$—
Discontinued operations	0.01	0.01
Basic net income per share	$0.01	$0.01

Diluted net income per share:
Numerator
Allocation of undistributed earnings for basic computation	$123	$2
Reallocation of undistributed earnings as a result of assumed conversion of:
Class B common stock to Class A common stock	2	—
Exchangeable shares to Class A common stock	10	—
Net income attributable to stockholders	$135	$2

Net income from continuing operations attributable to Franchise Group common stockholders	$—	$—
Net income from discontinued operations attributable to Franchise Group	135	2
Net income available to Common Stockholders	$135	$2
Denominator
Number of shares used in basic computation	12,728,762	200,000
Weighted-average effect of dilutive securities:
Class B common stock to Class A common stock	200,000	—
Exchangeable shares to Class A common stock	1,000,000	—
Employee stock options and restricted stock units	48,986	703
Weighted-average diluted shares outstanding	13,977,748	200,703
Diluted net income per share:
Continuing operations	$—	$—
Discontinued operations	0.01	0.01
Diluted net income per share	$0.01	$0.01

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Diluted net income per share excludes the impact of shares of potential common stock from the exercise of options and vesting of restricted stock units to purchase 206,899 and 524,649 shares for the Transition Period and year ended April 30, 2019, respectively, because the effect would be anti-dilutive.
(11) Stock Compensation Plan

2019 Omnibus Incentive Plan

In December 2019, the Company's stockholders approved the Company's 2019 Omnibus Incentive Plan (the "2019 Plan"). The 2019 Plan provides for a variety of awards, including stock options, stock appreciation rights, performance units, performance shares, shares of the Company’s common stock, par value $0.01 per share, restricted stock, restricted stock units, incentive awards, dividend equivalent units and other stock-based awards. Awards under the 2019 Plan may be granted to the Company’s eligible employees, directors, or consultants or advisors. The 2019 Plan provides that an aggregate maximum of 5,000,000 shares of common stock are reserved for issuance under the 2019 Plan, subject to adjustment for certain corporate events. At December 26, 2020 and December 28, 2019, 4,062,558 and 4,398,334 shares of common stock remained available for grant, respectively.

Stock Options

The following table summarizes the information for options granted in the year ended December 26, 2020, the Transition Period, and years ended April 30, 2019 and April 30, 2018:

	12/26/2020	12/28/2019	4/30/2019	4/30/2018
Weighted-average fair value of options granted	$—	$4.66	$2.18	$3.16
Dividend yield	—%	—%	5.3% - 7.2%	4.5% - 5.9%
Expected volatility	—%	44.9%	38.3% - 44.7%	36.8% - 51.3%
Expected terms	0 years	5 years	5 - 6 years	5 - 6 years
Risk-free interest rates	—%	1.7%	2.7% - 2.8%	1.9% - 2.1%
Stock option activity during the year ended December 26, 2020, the Transition Period, and years ended April 30, 2019 and April 30, 2018 was as follows:

	Number of options	Weighted-average exercise price
Outstanding at April 30, 2017	1,387,331	$18.02
Granted	272,502	13.25
Exercised	(9,000)	10.51
Forfeited or expired	(1,178,330)	17.22
Outstanding at April 30, 2018	472,503	17.41
Granted	704,514	10.20
Exercised	(14,069)	10.90
Forfeited or expired	(366,704)	17.99
Outstanding at April 30, 2019	796,244	10.88
Granted	88,340	11.93
Exercised	(207,802)	10.60
Forfeited or expired	(216,497)	12.87
Outstanding at December 28, 2019	460,285	10.28
Granted	—	—
Exercised	(50,278)	10.35
Forfeited or expired	(18,598)	11.93
Outstanding at December 26, 2020	391,409	$10.19

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Intrinsic value is defined as the fair value of the stock less the cost to exercise. The total intrinsic value of options exercised in the year ended December 26, 2020, the Transition Period, and years ended April 30, 2019 and April 30, 2018 was $0.6 million, $0.3 million, $0.1 million and $0.1 million. The total intrinsic value of stock options outstanding at December 26, 2020 was $7.2 million. Stock options vest from the date of grant to three years after the date of grant and expire from 4 to 5 years after the vesting date.
Nonvested stock options (options that had not vested in the period reported) activity during the year ended December 26, 2020, the Transition Period, and years ended April 30, 2019 and April 30, 2018 was as follows:

	Nonvested options	Weighted-average exercise price
Outstanding at April 30, 2017	678,118	$15.88
Granted	272,502	13.25
Vested	(563,118)	14.61
Forfeited	(120,069)	20.73
Outstanding at April 30, 2018	267,433	14.27
Granted	704,514	10.20
Vested	(92,207)	9.49
Forfeited	(225,226)	14.22
Outstanding at April 30, 2019	654,514	10.35
Granted	88,340	11.93
Vested	(374,942)	10.77
Forfeited	(152,905)	10.55
Outstanding at December 28, 2019	215,007	10.11
Granted	—	—
Vested	(133,075)	10.46
Forfeited	(18,598)	11.93
Outstanding at December 26, 2020	63,334	$8.83
At December 26, 2020, unrecognized compensation cost related to non-vested stock options was less than $0.1 million. These costs are expected to be expensed through fiscal 2021.

The following table summarizes information about stock options outstanding and exercisable at December 26, 2020.

	Options outstanding			Options exercisable
Range of Exercise Prices	Number of options outstanding	Weighted-average exercise price	Weighted-average remaining contractual life (in years)	Number of options exercisable	Weighted-average exercise price
0.00 - 10.89	217,500	$8.77	4.2	154,166	$8.74
10.90 - 16.38	173,909	11.98	3.2	173,909	11.98
	391,409	$10.19		328,075	$10.46

Restricted Stock Units

The Company has awarded service-based restricted stock units ("RSUs") and performance restricted stock units ("PRSUs") to its non-employee directors, officers and certain employees. The Company recognizes expense based on the estimated fair value of the RSUs or PRSUs granted over the vesting period on a straight-line basis. The fair value of RSUs and PRSUs is determined using the Company's closing stock price on the date of the grant. At December 26, 2020, unrecognized compensation cost related to RSUs and PRSUs was $4.3 million and $11.9 million, respectively. These costs are expected to be recognized through fiscal 2023.

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
The following table summarizes the status of service-based RSU activity during the year ended December 26, 2020, the Transition Period, and years ended April 30, 2019 and April 30, 2018:

	Number of RSUs	Weighted-Average Fair Value at Grant Date
Balance at April 30, 2017	176,396	$13.61
Granted	192,560	12.21
Vested	(187,364)	13.04
Forfeited	(54,562)	13.34
Balance at April 30, 2018	127,030	12.48
Granted	147,991	10.40
Vested	(28,029)	13.47
Forfeited	(78,200)	12.31
Balance at April 30, 2019	168,792	10.56
Granted	153,085	14.10
Vested	(80,549)	10.73
Forfeited	(36,122)	10.72
Balance at December 28, 2019	205,206	13.11
Granted	192,809	24.83
Vested	(85,911)	12.67
Forfeited	(15,957)	19.69
Balance at December 26, 2020	296,147	$20.51

The following table summarizes the status of PRSU activity during the year ended December 26, 2020 and the Transition Period:

	Number of PRSUs	Weighted-Average Fair Value at Grant Date
Balance at April 30, 2019	—	$—
Granted	465,833	14.40
Vested	—	—
Forfeited	—	—
Balance at December 28, 2019	465,833	14.40
Granted	154,904	24.84
Vested	—	—
Forfeited	(2,000)	14.40
Balance at December 26, 2020	618,737	$17.00

Stock Compensation Expense

The Company recorded $8.9 million and $2.3 million of expense related to stock awards from continuing operations for the year ended December 26, 2020 and the Transition Period, respectively. There were no expenses related to stock awards from continuing operations recorded for the years ended April 30, 2019 and April 30, 2018, respectively.

(12) Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets and liabilities subject to fair value

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
measurements are classified according to a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. Valuation methodologies for the fair value hierarchy are as follows.

•Level 1—Quoted prices for identical assets and liabilities in active markets.

•Level 2—Quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-based valuations in which all significant inputs are observable in the market.

•Level 3—Unobservable inputs in which little or no market data exists, therefore, requiring an entity to develop its own assumptions.

The Company measures or monitors certain of its assets and liabilities on a fair value basis. Fair value is used on a recurring basis for those assets and liabilities for which fair value is the primary basis of accounting. Other assets and liabilities are measured at fair value on a nonrecurring basis; that is, they are subject to fair value adjustment in certain circumstances, such as when there is evidence of impairment.

All assets and liabilities that are measured at fair value on a recurring and nonrecurring basis at December 26, 2020, and December 28, 2019 are related to discontinued operations.

The Company's policy is to recognize transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer. There were no transfers into or out of Level 1 or 2 recurring fair value measurements for the year ended December 26, 2020 and the Transition Period.

The following methods and assumptions are used to estimate the fair value of our financial instruments.

Cash equivalents: The carrying amounts approximate fair value because of the short maturity of these instruments. Cash equivalent financial instruments consist of money market accounts.

Impaired accounts and notes receivable: Accounts and notes receivable are considered to be impaired if the net amounts due exceed the fair value of the underlying franchise or if management considers it probable that all principal and interest will not be collected when contractually due. In establishing the estimated fair value of the underlying franchise, consideration is given to a variety of factors, including, recent comparable sales of Company-owned stores, sales between franchisees, the net fees of open offices, and the number of unopened offices.

Impaired goodwill, reacquired rights, and customer lists: Goodwill, reacquired rights, and customer lists associated with a Company-owned office are considered to be impaired if the net carrying amount exceeds the fair value of the underlying office. In establishing the fair value of the underlying office, consideration is given to the related net fees, subjected to a floor of the value of a new franchise.

Assets held for sale: Assets held for sale are recorded at the lower of the carrying value of the expected sales price, less costs to sell, which approximates fair value.

Contingent consideration included in long-term obligations: Contingent consideration is carried at fair value. The fair value of these obligations was determined based upon the estimated future net revenues of the acquired businesses.

Interest rate swap agreement: Value of interest rate swap on variable rate mortgage debt. The fair value of this instrument was determined based on third-party market research.

Other Fair Value Measurements

Accounting standards require the disclosure of the estimated fair value of financial instruments that are not recorded at fair value. For the financial instruments not recorded at fair value, estimates of fair value are made at a point in time based on relevant market data and information about the financial instrument. No readily available market exists for a significant portion of the Company's financial instruments. Fair value estimates for these instruments are based on current economic conditions, interest rate risk characteristics, and other factors. Many of these estimates involve uncertainties and matters of significant judgment and cannot be determined with precision. Therefore, the calculated fair value estimates in many instances cannot be

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
substantiated by comparison to independent markets and, in many cases, may not be realizable in a current sale of the instrument. In addition, changes in assumptions could significantly affect these fair value estimates. The following methods and assumptions were used by the Company in estimating the fair value of these financial instruments.

Receivables other than notes, other current assets, accounts payable and accrued expenses, and due to ADs: The carrying amounts approximate fair value because of the short maturity of these instruments (Level 1).

Notes receivable: The carrying amount approximates fair value because the interest rate charged by the Company on these notes approximates rates currently offered by local lending institutions for loans of similar terms to individuals/entities with comparable credit risk (Level 3).

Long-term debt: The carrying amount approximates fair value because the interest rate paid has a variable component (Level 2).

(13) Income Taxes
Overview

The Company is subject to U.S. federal and state income taxes with respect to its allocable share of any taxable income or loss of New Holdco through April 1, 2020 and income or loss from its operations subsequent to that date through December 26, 2020. The non-controlling members of New Holdco exercised their right to exchange units for stock in Franchise Group, Inc., terminating the partnership on April 1, 2020. The Company generally does not pay income taxes on its taxable income in most jurisdictions due to its net operating loss carryforwards.

In addition, the impact of the American Freight Acquisition has been considered for the year ended December 26, 2020. The Company recorded an additional $10.5 million deferred tax liability to account for cumulative temporary differences resulting from the American Freight Acquisition. This entity was taxed as a corporation through April 25, 2020. Subsequent to that date, it is a disregarded entity owned by Franchise Group, Inc.

TRA

On July 10, 2019, the Company entered into a tax receivable agreement with the then-existing non-controlling interest holders (the "TRA") that provides for the payment by the Company to the non-controlling interest holders of 40% of the cash savings, if any, in federal, state and local taxes that the Company realizes or is deemed to realize as a result of any increases in tax basis of the assets of New Holdco resulting from future redemptions or exchanges of New Holdco units.

During the year ended December 26, 2020, the Company acquired an aggregate of 9,433,332 New Holdco units, which resulted in an increase in the tax basis of its investment in New Holdco subject to the provisions of the TRA. In the year ended December 26, 2020, the Company recognized a total liability in the amount of $16.8 million for the payments due to the redeeming members under the Tax Receivable Agreement ("TRA Payments"), representing 40% of the cash savings it expects to realize from the tax basis increases related to the redemption of New Holdco units. TRA Payments will be made when such TRA related deductions actually reduce the Company’s income tax liability. No payments were made to members of New Holdco pursuant to the TRA during the year ended December 26, 2020.

Pursuant to the Company's election under Section 754 of the Internal Revenue Code (the "Code"), the Company has obtained an increase in its share of the tax basis in the net assets of New Holdco when the New Holdco units were redeemed or exchanged by the non-controlling interest holders and other qualifying transactions. The Company has treated the redemptions and exchanges of New Holdco units by the non-controlling interest holders as direct purchases of New Holdco units for U.S. federal income tax purposes. This increase in tax basis will reduce the amounts that it would otherwise pay in the future to various tax authorities. They may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. The tax benefit associated with this increase in tax basis is offset with a full valuation allowance as of December 26, 2020.

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

CARES Act

The Coronavirus, Aid, Relief, and Economic Security, or CARES Act (the “Act”) was enacted on March 27, 2020. The Act retroactively changed the eligibility of certain assets for expense treatment in the year placed in service, back to 2018, and permitted any net operating loss for the tax years 2018, 2019 and 2020 to be carried back for 5 years. The Company recorded a total income tax benefit of $52.3 million during the year associated with the income tax components contained in the Act. As of December 26, 2020, the Company has completed an initial analysis of the tax effects of the Act but continues to monitor developments by federal and state rule making authorities regarding implementation of the Act. The Company has made reasonable estimates of the effects of the Act and will adjust, if needed, as new laws or guidance becomes available.

Tax Cuts and Jobs Act of 2017

The Tax Act was enacted in the U.S. on December 22, 2017. The Tax Act reduced the U.S. federal corporate income tax rate from 35% to 21%, required companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and created new taxes on certain foreign-sourced earnings. Under the applicable accounting guidance, the Company accounted for the effects of the changes in the U.S. tax law in the period in which they were enacted, which was the third quarter of fiscal 2018. Due to the complexities associated with understanding and applying various aspects of the new law, the SEC issued guidance in SAB 118 allowing a measurement period of no more than one year from the date of enactment of the new law to complete all adjustments to amounts recorded on a provisional basis.

SAB 118 measurement period

The Company applied the guidance in SAB 118 when accounting for the enactment-date effects of the Tax Act throughout 2018. As of January 31, 2018, the Company recorded provisional amounts for all the enactment-date income tax effects of the Tax Act under ASC 740, Income Taxes, for the remeasurement of deferred tax assets and liabilities and a one-time transition tax. As of January 31, 2019, the Company completed its accounting for all of the enactment-date income tax effects of the Tax Act. As further discussed below, during 2018 and the first month of 2019, the Company recognized adjustments to the provisional amounts initially recorded at January 31, 2018 and included these adjustments as a component of income tax expense from discontinued operations.

One-time transition tax

The one-time transition tax is based on the Company’s total post-1986 earnings and profits, the tax on which the Company previously deferred from U.S. income taxes under U.S. law. The Company recorded a provisional amount for its one-time transition tax liability for each of its foreign subsidiaries, resulting in a transition tax liability of $1.2 million at January 31, 2018. Upon further analyses of the Tax Act and notices and regulations issued and proposed by the U.S. Department of the Treasury and the Internal Revenue Service, the Company finalized its calculations of the transition tax liability during 2018. The Company increased its January 31, 2018 provisional amount by $0.2 million, which is included as a component of income tax expense from discontinued operations. The Company elected to pay its transition tax over the eight-year period provided in the Tax Act.

Deferred tax assets and liabilities

As January 31, 2018, the Company remeasured certain deferred tax assets and liabilities based on the rates at which they were expected to reverse in the future (which was generally 21%), by recording a provisional income tax benefit of $1.6 million. Upon further analysis of certain aspects of the Tax Act and refinement of its calculations during the 12 months ended April 30, 2019, the Company adjusted its provisional amount by increasing the income tax benefit by $1.2 million, which is included as a component of income tax expense from discontinued operations.

Global intangible low-taxed income (GILTI)

The Tax Act subjects a U.S. shareholder to tax on GILTI earned by certain foreign subsidiaries. The FASB Staff Q&A, Topic 740, No. 5, Accounting for Global Intangible Low-Taxed Income, states that an entity can make an accounting policy election to either recognize deferred taxes for temporary basis differences expected to reverse as GILTI in future years or

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
provide for the tax expense related to GILTI in the year the tax is incurred as a period expense only. The Company elected to account for GILTI in the year the tax is incurred as a period cost.

Components of income tax expense for the fiscal year ended December 26, 2020, the Transition Period, and years ended April 30, 2019, and April 30, 2018 were as follows:

(In thousands)	12/26/2020	12/28/2019	4/30/2019	4/30/2018
Current:
Federal	$(62,897)	$—	$—	$—
State	615	56	—	—
Current Tax expense	(62,282)	56	—	—
Deferred:
Federal	3,931	(3,971)	—	—
State	(2,150)	(4,662)	—	—
Deferred tax expense (benefit)	1,781	(8,633)	—	—

Total income tax expense (benefit)	$(60,501)	$(8,577)	$—	$—

For the year ended December 26, 2020, Transition Period, and years ended April 30, 2019, and April 30, 2018, income before taxes consisted of the following:

(In thousands)	12/26/2020	12/28/2019	4/30/2019	4/30/2018
Income (loss) before income taxes	$(49,557)	$(50,019)	$—	$—

Income tax benefit differed from the amounts computed by applying the U.S. federal income tax rate of 21% to pre-tax income from continuing operations as a result of the following for years ended December 26, 2020 and December 28, 2019 are as follows:

(In thousands)	12/26/2020	12/28/2019
Computed "expected" income tax benefit	$(10,407)	$(10,504)
Increase (decrease) in income taxes resulting from:
State income taxes, net of federal benefit	(2,083)	(4,605)
Nondeductible expenses	55	(7)
Stock compensation expense	196	—
Transaction costs	392	—
Permanent goodwill on sale of Buddy's stores	1,062	—
Remeasurement of deferreds	—	(478)
CARES Act	(52,337)	—
Non-controlling interest in New Holdco	1,782	3,868
Research credit	(676)	—
Decrease in DTL due to change in tax status	(8,882)	—
Decrease to valuation allowance due to change in tax status	8,882	—
Decrease in valuation allowance due to CARES Act	(11,417)	—
Increase in valuation allowance due to operations	2,456	2,810
Increase in DTL for current year activity	10,254	—
Other	222	339
Total income tax benefit	$(60,501)	$(8,577)

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
The tax effect of temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities that give rise to significant portions of deferred tax assets and liabilities as of December 26, 2020 and December 28, 2019 are as follows:

(In thousands)	12/26/2020	12/28/2019
Federal and state net operating loss carryforward	$19,364	$22,521
Section 743 adjustment	39,974	—
Interest expense carryforward	559	1,429
State bonus depreciation	4,791	3,179
Equity compensation	2,316	—
Inventory	5,793	—
Goodwill, intangible assets, and assets held for sale (Canada)	33	32
R&D Credits	601	—
Deferred revenue	1,056	—
Accrued expenses and reserves	4,212	6
Property, equipment and software (Canada)	115	119
Allowances	4,272	—
Unrealized gain/loss	29	89
Lease liability (ASC 842)	138,850	—
Other	2	—
Total deferred tax assets (before valuation allowance)	221,967	27,375
Valuation allowance	(53,004)	(11,417)
Total deferred tax assets (after valuation allowance)	168,963	15,958
Deferred tax liabilities
Property, equipment and software (U.S.)	(30,147)	—
Goodwill, intangible assets, and assets held for sale (U.S.)	(16,678)	—
Right-of-use assets (ASC 842)	(131,637)	—
Prepaid expenses	(2,620)	—
Investment in New Holdco	—	(15,958)
Total deferred tax liabilities	(181,082)	(15,958)
Net deferred tax liability	$(12,119)	$—

In assessing the realizability of the gross deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. The Company increased its valuation allowance by $41.6 million, of which $0.1 million was charged to continuing operations.

As of December 26, 2020, the Company has gross U.S. federal net operating losses of $76.2 million, state net operating losses of $51.2 million, a portion of which will begin to expire in 2024. The Company experienced an “ownership change” within the meaning of Section 382(g) of the Internal Revenue Code of 1986, as amended, during 2019. This ownership change has and will continue to subject the Company's net operating loss carry forwards to an annual limitation, which may restrict the Company's ability to use them to offset its taxable income in periods following the ownership change. As of December 26, 2020, the Company has $0.6 million of research credit carryforwards, which will begin to expire in 2035.

The Company adopted the accounting and disclosure requirements for uncertain tax positions, which require a two-step approach to evaluate tax positions. This approach involves recognizing any tax positions that are more likely than not to occur and then measuring those positions to determine the amounts to be recognized in the financial statements. The Company

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
increased reserves for uncertain tax positions by $0.1 million as of December 26, 2020. However, the Company maintained its position of $0.2 million related to its Canadian entity.

A reconciliation of the beginning and ending balance of the gross liability for uncertain tax positions for the fiscal years ended December 26, 2020 and December 28, 2019, is as follows:

(In thousands)	12/26/2020	12/28/2019
Liability for uncertain tax positions, beginning of year	$461	$153
Decreases related to current year positions	(104)	—
Increases related to prior year positions	—	308
Liability for uncertain tax positions, end of year	$357	$461

As of December 26, 2020, the Company's earliest open tax year for U.S. federal income tax purposes was its fiscal year ended April 30, 2018.

(14) Related Party Transactions

The Company considers directors and their affiliated companies, as well as named executive officers and members of their immediate families, to be related parties.

Brian Kahn and Andrew Laurence

As of December 26, 2020, Mr. Kahn held approximately 32.5% of the aggregate ownership of the Company's common stock directly or through entities under his control, including Vintage.

Vintage and its affiliates held approximately 19.0% of the aggregate voting power of the Company through their ownership of common stock as of December 26, 2020. Mr. Kahn and Mr. Laurence, principals of Vintage, are members of the Company's Board of Directors with Mr. Laurence serving as the Company's Chairman of the Board until March 31, 2020. Mr. Kahn is the President and Chief Executive Officer of the Company and Mr. Laurence is an Executive Vice President of the Company.

Buddy's Acquisition. On July 10, 2019, the Company completed the Buddy's Acquisition. Vintage and other entities controlled by Mr. Kahn owned approximately 60% of Buddy's. For more information about the Buddy's Acquisition, please see "Note 2 - Acquisitions".

Vitamin Shoppe Acquisition and Related Transactions. On August 7, 2019, the Company entered into an agreement to acquire Vitamin Shoppe through the Vitamin Shoppe Acquisition. Vintage had an approximately 15% equity ownership in Vitamin Shoppe. In addition, a Vintage affiliate entered into a binding equity commitment letter pursuant to which it agreed to finance up to $70.0 million in equity to complete the Vitamin Shoppe Acquisition and the repayment of the existing Vitamin Shoppe convertible notes (the “Vitamin Shoppe equity commitment”). Pursuant to the Vitamin Shoppe equity commitment, the Vintage affiliate or its designated co-investors agreed to purchase up to $70.0 million of the Company’s common stock at a purchase price of $12.00 per share to finance the Vitamin Shoppe Acquisition. On December 6, 2019, Vintage affiliates purchased an aggregate of 937,500 shares of the Company's common stock for $11.3 million and co-investors purchased 1,501,248 shares of the Company's common stock for $19.9 million under the Vitamin Shoppe equity commitment. For more information on the Vitamin Shoppe Acquisition, please see "Note 2 - Acquisitions".

Stock Subscription Agreements. Affiliates of Vintage purchased 2,083,333.33 shares of the Company's common stock for $25.0 million under the Closing Subscription Agreement on July 10, 2019. On October 21, 2019 and October 23, 2019, a Vintage affiliate and Brian Kahn and Lauren Kahn purchased an aggregate of 2,333,333.33 shares of the Company's common stock for $28.0 million under a subscription agreement dated August 7, 2019 with the Company. On December 6, 2019, Vintage affiliates purchased an aggregate of 937,500 shares of the Company's common stock for $11.3 million under a subscription agreement dated August 7, 2019 with the Company. On January 6, 2020, Vintage affiliates purchased 2,354,000 shares of the Company's common stock for $28.2 million under a subscription agreement dated August 7, 2019 with the Company.

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Buddy's Partner Acquisition. On September 30, 2019, the Company completed the Buddy's Partner Acquisition. As consideration for the acquisition, the sellers, which included Vintage and affiliates, received 1,350,000 New Holdco units and 270,000 shares of Preferred Stock. For more information about the Buddy's Partner Acquisition please see "Note 2 - Acquisitions".

Buddy's Franchises. Mr. Kahn had an equity interest in an entity that owned three Buddy's franchises. The entity sold the franchisees on June 26, 2020 and Mr. Kahn no longer has an interest in any franchises of the Company. Mr. Kahn's brother-in-law owns seven Buddy's franchisees. All transactions between the Company's Buddy's segment and Mr. Kahn's brother-in-law are conducted on a basis consistent with other franchisees.

M. Brent Turner

On October 2, 2019, Mr. Turner was appointed as President and Chief Executive Officer of Liberty Tax Service. Mr. Turner is also a majority owner of Revolution Financial, Inc. and previously served as its Chief Executive Officer.

The Company is a participant in the following related party transactions with Mr. Turner during the year ended December 26, 2020 and the Transition Period:

Revolution Financial Services Agreement. The Company entered into a one-year Services Agreement (the “Revolution Agreement”) with Revolution Financial, Inc. (“Revolution”) effective as of August 23, 2019. Mr. Turner serves as the Chief Executive Officer of Revolution. The Revolution Agreement provides for certain transition services, including leased office space and information technology personnel. Pursuant to the terms as provided in the Revolution Agreement, fees for each of the services provided by Revolution are calculated based on the actual costs for each applicable service to be paid by the Company. For the transition services provided by the Company in retail locations, which includes the provision of space and staffing, Revolution will pay the Company 50% of net revenue. The Revolution Agreement expired on August 23, 2020. During the life of the Revolution Agreement the Company did not earn any revenue or receive any payments under the agreement.

Revolution Financial Tax Program Agreement. The Company entered into a one-year Tax Program Agreement (the “Revolution Tax Program Agreement”) with Revolution effective as of November 20, 2020. The Revolution Tax Program Agreement allows Revolution to use Liberty’s tax preparation systems, certain identified intellectual property licensed from Liberty, and other expertise from Liberty to offer tax preparation services to consumers in Revolution locations. Pursuant to the terms provided in the Revolution Tax Program Agreement, (i) Revolution will pay to Liberty 60% of the Gross Receipts (as defined in the Revolution Tax Program Agreement) generated by the tax preparation services provided as part of the program, (ii) the Company will pay up to $5,000.00 per Revolution location towards the cost associated with replacing the exterior signage of Revolution locations with Liberty branded signage, and (iii) the Company will pay 60%, and Revolution will pay 40%, of the costs associated with local store marketing materials. As of December 26, 2020, the Company had not earned any revenue or incurred any expenses related to the Revolution Tax Program Agreement.

Revolution Financial Loan Program Agreement. The Company entered into a one-year Loan Program Agreement (the “Revolution Loan Program Agreement”) with Revolution effective as of December 2, 2020. The Revolution Loan Program Agreement provides that Revolution will use its lending platform and expertise to offer consumer lending in Liberty locations. Pursuant to the terms provided in the Revolution Loan Program Agreement, the Company and/or its franchisees will pay to Revolution a one-time fee of ten thousand dollars ($10,000) software license fee for each location that participates in the program. Revolution shall pay a management fee to the Company and/or franchisee in an amount equal to fifty percent (50)% of the monthly Net Revenue (as defined in the Revolution Loan Program Agreement) during each calendar month (or portion thereof).

Revolution Financial Canada Loan Program Agreement. The Company entered into a Loan Program Agreement with Revolution (the “Revolution Canada Loan Program Agreement”) commencing on January 31, 2021 and continuing until April 30, 2021. Under the Revolution Canada Loan Program Agreement, the Company, through its subsidiary, Liberty Tax Service, Inc. is (i) arranging for Revolution to provide up to $20.0 million of loans to its Canadian franchisees to fund the tax rebate discounting services, and (ii) agreeing to provide various services in connection with loans, including facilitating repayment of loans from the tax refund proceeds. In addition to providing loan servicing, the Company is paying Revolution $0.2 million as a facility arrangement fee. At the conclusion of the term of the Loan Program Agreement, Revolution shall pay to the Company a servicing fee in an amount equal to the difference between $0.2 million minus the aggregate interest and origination fees received by Revolution from participating franchisees in connection with the loans; provided, however, that (i) if such

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
difference is a negative number, Revolution shall pay Liberty $0.2 million, and (ii) if there exists any principal loan losses at such time, Revolution may offset such principal loan losses against any servicing fee due to Liberty.

Bryant Riley (former director)

Mr. Riley, through controlled entities or affiliates held approximately 11.3% of the aggregate ownership of the Company's common stock as of December 26, 2020. Mr. Riley was also a member of the Company's Board of Directors from September 2018 through March 2020.

Credit Agreements. On December 16, 2019, the Company entered into the Vitamin Shoppe Term Loan with an entity controlled by Mr. Riley. On February 14, 2020, the Company entered into a $675.0 million credit facility, which included a $575.0 million FGNH Credit Agreement and a $100.0 million FGNH ABL Term Loan with an entity controlled by Mr. Riley acting as the administrative agent. During the year ended December 26, 2020, the Company borrowed and repaid an $11.0 million promissory note with an entity controlled by Mr. Riley. On September 23, 2020, the Company repaid in full all amounts that were outstanding under the FGNH ABL Term Loan and terminated the FGNH ABL Credit Agreement.

Stock Subscription Agreements. On February 7, 2020, Mr. Riley, and entities or affiliates of Mr. Riley purchased 669,678 shares of the Company's common stock for $11.4 million under the Equity Financing as defined above in "Note 10 - Stockholder's Equity".

Fee Letters. On February 14, 2020, the Company entered into a fee letter with B. Riley pursuant to which B. Riley was entitled to receive $5.0 million for advisory services provided for the American Freight Acquisition. B. Riley received payment for these services on June 26, 2020. On February 19, 2020, the Company entered into a fee letter with B. Riley pursuant to which B. Riley received an equity fee equal to 6% of the $36.0 million of equity raised by B. Riley for the Company as part of the Equity Financing (as defined above in "Note 10 - Stockholder's Equity"). On January 11, 2021, the Company entered into a fee letter with B. Riley pursuant to which B. Riley was entitled to receive $250,000 for advisory services provided in connection with the Company's preferred equity offering.

Backstop ABL Commitment Letter. On May 1, 2020, in connection with our acquisition of American Freight and the ABL Credit Agreement, the Company entered into an ABL Commitment Letter with B. Riley pursuant to which B. Riley agreed to provide, subject to the terms and conditions set forth therein, a backstop commitment for a $100.0 million asset-based lending facility. The ABL Commitment Letter was terminated on September 25, 2020.

Underwritten Offering of Common Stock. On June 30, 2020, the Company completed an underwritten offering of its common stock in which B. Riley FBR, an affiliate of B. Riley, acted as representative of the underwriters. In connection with the offering, B. Riley FBR and the other underwriters in the offering were entitled to an underwriting discount of approximately $5.4 million and reimbursement of certain out-of-pocket expenses incurred in connection with the offering.

September 2020 Underwritten Offering of Preferred Stock. On September 18, 2020, the Company completed an underwritten offering of its Series A Preferred Stock in which B. Riley Securities, an affiliate of B. Riley, acted as representative of the underwriters. In connection with the offering, B. Riley Securities and the other underwriters in the offering were entitled to an underwriting discount and reimbursement of certain out-of-pocket expenses incurred of approximately $0.9 million and B. Riley Securities was entitled to an advisory fee of approximately $0.3 million.

bebe Acquisition of 47 Buddy's Stores. The Company sold 47 Buddy's locations to bebe for $35.0 million. B. Riley is partial owner of bebe. The deal was funded by B. Riley including a 1.5 million primary share purchase for $5 per share, cash on hand, and a $22.0 million secured loan.

January 2021 Underwritten Offering of Preferred Stock. On January 11, 2021, the Company reopened its original issuance of the Series A Preferred Stock, which closed on September 18, 2020 as noted above. The Company completed the reopened underwritten offering on January 15, 2021 in which B. Riley Securities, an affiliate of B. Riley, acted as representative of the underwriters. In connection with the offering B. Riley Securities and the other underwriters in the offering were entitled to an underwriting discount and reimbursement of certain out-of-pocket expenses incurred of approximately $3.0 million and B. Riley Securities was entitled to a structuring fee of $0.3 million.

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Steve Belford

The Company's American Freight segment leases retail space and purchases inventory from entities either fully or partially owned by Steve Belford, the former Chief Executive Officer of American Freight. Mr. Belford's employment with American Freight ended on April 6, 2020. The amounts the Company's American Freight segment paid these entities prior to Mr. Belford's departure from the Company were immaterial.

Tax Receivable Agreement

In connection with the Buddy's Acquisition, the Company entered into a TRA with the Buddy's Members that provides for the payment to the Buddy's Members of 40% of the amount of any tax benefits that the Company actually realizes as a result of increases in the tax basis of the net assets of New Holdco resulting from any redemptions or exchanges of New Holdco units. There were no amounts paid or due under the TRA to the Buddy's Members as of and during the period ended December 28, 2019. Amounts due under the TRA to the Buddy's Members as of December 26, 2020, were $16.8 million which is recorded in "Other non-current liabilities" in the accompanying consolidated balance sheets. No payments were made to former members of New Holdco pursuant to the TRA during the year ended December 26, 2020.

(15) Commitments and Contingencies
In the ordinary course of operations, the Company may become or is party to claims and lawsuits that are considered to be ordinary, routine litigation, incidental to the business, including claims and lawsuits concerning the preparation of customers' income tax returns, the fees charged to customers for various products and services, relationships with franchisees, intellectual property disputes, employment matters, and contract disputes. Although the Company cannot provide assurance that it will ultimately prevail in each instance, it believes the amount, if any, it will be required to pay in the discharge of liabilities or settlements in these claims will not have a material adverse impact on its consolidated results of operations, financial position, or cash flows except as provided below.

Stockholder Class-Action and Derivative Complaint

On August 12, 2019, Asbestos Workers’ Philadelphia Pension Fund, individually and on behalf of all others similarly situated and derivatively on behalf of the Company filed a class action and derivative complaint (the “Derivative Complaint”) in the Court of Chancery of the State of Delaware, against Matthew Avril, Patrick A. Cozza, Thomas Herskovits, Brian R. Kahn, Andrew M. Laurence, Lawrence Miller, G. William Minner Jr., Bryant R. Riley, Kenneth M. Young, (collectively the “Derivative Complaint Individual Defendants”), and against Vintage, B. Riley, and the Company as a Nominal Defendant.

The Derivative Complaint alleges breach of fiduciary duty against the Derivative Complaint Individual Defendants based on the following allegations: (a) causing the Company to completely transform its business model and to acquire Buddy’s at an inflated price, (b) transfer the control of the Company to Vintage and B. Riley for no premium and without a stockholder vote, (c) allowing Vintage and B. Riley’s other former stockholders to unfairly extract additional value from the Company by virtue of a TRA, (d) the offering to the Company's non-Vintage and non-B. Riley stockholders of an inadequate price for their shares of Company stock ($12.00 per share), (e) disseminating materially misleading and/or omissive Tender Offer documents, and (f) issuing additional Company shares to Vintage at less than fair value to fund the Tender Offer and Vitamin Shoppe Acquisition.  The Derivative Complaint also includes a count of unjust enrichment against Vintage and B. Riley.

The Derivative Complaint seeks: (a) declaration that the action is properly maintainable as a class action; (b) a finding the Individual Defendants are liable for breaching their fiduciary duties owed to the class and the Company; (c) a finding that demand on the Company's Board is excused as futile; (d) enjoining the consummation of the Tender Offer unless and until all material information necessary for the Company's stockholders to make a fully informed tender decision has been disclosed; (e) a finding Vintage and B. Riley are liable for unjust enrichment; (f) an award to Plaintiff and the other members of the class damages in an amount which may be proven at trial; (g) an award to Plaintiff and the other members of the class pre-judgment and post-judgment interest, as well as their reasonable attorneys’ and expert witness fees and other costs; (h) an award to the Company in the amount of damages it sustained as a result of Individual Defendants’ breaches of fiduciary duties to the Company; and (i) awarding such other and further relief as this Court may deem just and proper.

Simultaneously with the filing of the Derivative Complaint, the Plaintiff filed a motion seeking expedited proceedings. The motion was withdrawn as the Derivative Complaint Individual Defendants agreed to produce certain documents.

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

On October 23, 2019, the Plaintiff filed a Verified Amended Stockholder Class Action and Derivative Complaint (the “Amended Complaint”), following the Company’s filing of the amended and restated offer to purchase on October 16, 2019 (the “Offer to Purchase”). The Amended Complaint contained substantially similar allegations but revised certain allegations based on disclosures contained in, or purportedly omitted, from the Offer to Purchase. The Plaintiff filed a Motion for Preliminary Injunction on October 25, 2019, seeking to prevent the consummation of the pending Offer to Purchase unless additional information was disclosed. On November 5, 2019, the Company filed Amendment No. 5 to the Offer to Purchase making certain additional disclosures, and Plaintiff withdrew its Motion for Preliminary Injunction.

On February 7, 2020, Matthew Sciabacucchi, a purported stockholder of the Company, filed a motion to intervene to pursue some or all of the derivative claims pending in the Court of Chancery.  Mr. Sciabacucchi’s motion states that Asbestos Workers’ Philadelphia Pension Fund has sold its shares in the Company.  The motion to intervene was granted March 10, 2020.

On June 8, 2020 the Court entered an order governing briefing on Plaintiff’s petition for an interim award of attorneys' fees. Plaintiff’s opening brief was filed on June 8, 2020. Defendant's opposition was filed on July 23, 2020, and Plaintiff’s reply was due on or before August 6, 2020. The Court held oral arguments on August 18, 2020 and reserved decision on Plaintiff’s motion for interim fees. On September 29, 2020, the parties agreed to settle this matter in principle and the matter has been stayed pending the parties’ filing of settlement papers. The settlement is expected to contain broad and customary releases. A Scheduling Order was issued by the court on January 7, 2021 for the settlement hearing to be held on April 16, 2021 to approve the settlement. Despite the parties' desire to settle the matter, there is no assurance that the settlement will be approved by the Delaware Court of Chancery. The Company does not expect the proposed settlement to be material to the Company. As of December 26, 2020, the Company had accrued $0.5 million related to this case, which is included in accounts payable and accrued expenses in the accompanying consolidated balance sheet.

Class-Action Litigation

Rene Labrado v. JTH Tax, Inc. On July 3, 2018, a class action complaint was filed in the Superior Court of California, County of Los Angeles by a former employee for herself and on behalf of all other “similarly situated” persons. The Complaint alleges, among other things, that the Company allegedly violated various provisions of the California Labor Code, including: unpaid overtime, unpaid meal period premiums, unpaid rest premiums, unpaid minimum wages, final wages not timely paid, wages not timely paid, non-compliant wage statements, failure to keep pay records, unreimbursed business expenses and violation of California Business and Profession Code Section 17200. The Complaint seeks actual, consequential and incidental losses and damages, injunctive relief and other damages. The Company highly disputes the allegations set forth in the Complaint and filed a motion to dismiss. On May 29, 2019, the Court denied the Company’s motion to dismiss, but granted the Company leave to file a motion to strike. The Company filed a motion to strike and on August 20, 2019, the Court granted in part and denied in part the Company’s motion. The Court provided the Company with twenty days to file its answer to the Complaint and lifted the discovery stay. Discovery in this matter is ongoing and the parties have agreed to participate in a mediation currently scheduled to take place in May 2021.

DOJ and IRS Matters

On December 3, 2019, the DOJ initiated a legal proceeding against the Company, in the U.S. District Court for the Eastern District of Virginia. Also, on December 3, 2019, the DOJ and the Company filed a joint motion asking the court to approve a proposed order setting forth certain enhancements to the Company's Liberty Tax business compliance program and requiring the Company to retain an independent monitor to oversee the implementation of the required enhancements to the compliance program. The monitor will work with the Company's Liberty Tax business compliance team and may make recommendations for further refinements to improve the tax compliance program.  As part of the proposed order, the Company also agreed that it would not rehire or otherwise engage the Company’s former chairman, John T. Hewitt, under whose supervision the conduct at issue occurred, and agreed not to grant Mr. Hewitt any options or other rights to acquire equity in the Company, or to nominate him to the Company’s Board of Directors. On December 20, 2019 the Court granted the joint motion for the proposed order and the confidentiality motion, which fully resolved the legal proceeding initiated by DOJ.

In addition, the Company entered into a settlement agreement resolving the previously disclosed investigation by the IRS with respect to the tax return preparation activities of the Company’s Liberty Tax business franchise operations and Company-owned stores.  Pursuant to that agreement, the Company agreed to make a compliance payment to the IRS in the amount of $3.0 million, to be paid in installments over four years, starting with an upfront payment of $1.0 million, followed by a $0.5 million payment on each anniversary thereof.

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

As previously disclosed, the Company expects that the increased costs to enhance its compliance program could exceed $1.0 million per year over several years.

Other Matters

Convergent Mobile, Inc. v. JTH Tax, Inc. On August 26, 2019, Convergent Mobile, Inc. (“Convergent”) filed a complaint in the Superior Court of the State of California, County of Sonoma, against the Company (the "California Complaint"). The California Complaint alleges that the Company breached a contract between it and Convergent, and Convergent has asserted counts for breach of contract, promissory estoppel, and breach of the covenant of good faith and fair dealing. The California Complaint generally seeks damages according to proof, special damages according to proof, interest, attorneys’ fees and cost. The Company removed the matter to the federal district court for the Northern District of California and filed a motion to dismiss and motion to strike. On January 16, 2020, the Court vacated the previously scheduled hearing on Company’s motion to dismiss and motion to strike and stated a written opinion would be forthcoming. On April 22, 2020, the Court granted in part and denied in part the Company's motion to dismiss. The Court denied the Company's motion to strike. The Company filed its answer and a counterclaim against Convergent. On December 3, 2020 the court entered a Case Management Order whereby the Court set a tentative trial date to start on either March 15, 2021 or March 29, 2021 and a pre-trial conference scheduled for either February 26, 2021 or March 12, 2021. The Company also filed a motion for partial summary judgment in December of 2020. The Court held oral arguments on that motion on January 19, 2021, which remains pending before the Court. The Company disputes these claims and intends to defend the matter vigorously.

The Company is also party to claims and lawsuits that are considered to be ordinary, routine litigation incidental to the business, including claims and lawsuits concerning the preparation of customers' income tax returns, the fees charged to customers for various products and services, relationships with franchisees, intellectual property disputes, employment matters, and contract disputes. Although the Company cannot provide assurance that it will ultimately prevail in each instance, it believes the amount, if any, it will be required to pay in the discharge of liabilities or settlements in these claims will not have a material adverse impact on its consolidated results of operations, financial position, or cash flows.

(16) Segments

The Company's operations are conducted in three reporting business segments: Vitamin Shoppe, American Freight and Buddy's. The Company defines its segments as those operations which results its chief operating decision maker ("CODM") regularly reviews to analyze performance and allocate resources. The results of operations of Buddy's are included in the Company's results of operations beginning on July 10, 2019, the results of operations of Vitamin Shoppe are included in the Company's results of operations beginning on December 16, 2019, while the results of operations of American Freight are included in the Company's results of operations beginning on February 14, 2020. The results of operations of the Sears Outlet business are included in the Company's results of operations beginning on October 23, 2019 and are included in the results of operations of the American Freight segment. As a result of the Company's entry into the Purchase Agreement to sell its Liberty Tax business, as discussed in "Note 3. Discontinued Operations and Asset Dispositions", the Company's Liberty Tax business is not reported in segment information since this business is reported as a discontinued operation. Current and prior year amounts have been revised to reflect this change. Prior to July 10, 2019, the Company operated as a single reportable segment that was comprised of the Liberty Tax business.

The Vitamin Shoppe segment is an omni-channel specialty retailer and wellness lifestyle company with the mission of providing customers with the most trusted products, guidance, and services to help them become their best selves, however they define it. The Vitamin Shoppe segment offers a comprehensive assortment of nutritional solutions, including vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and natural beauty aids. The Vitamin Shoppe segment consists of our operations under the "Vitamin Shoppe" brand and is headquartered in Secaucus, New Jersey.

The American Freight segment operates under the American Freight banner. American Freight provides in-store and online access to purchase new, one-of-a-kind, out-of-box, discontinued, obsolete, reconditioned, overstocked, scratched and dented household appliances and unbranded furniture and mattresses at value prices. The American Freight segment consists of our operations under the "American Freight" banner and is headquartered in Delaware, Ohio.

The Buddy's segment leases and sells electronics, residential furniture, appliances and household accessories. The Buddy's segment consists of the Company's operations under the "Buddy's" brand and is headquartered in Orlando, Florida.

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The Company measures the results of its segments, using, among other measures, each segment's total revenue, depreciation, amortization, and impairment charges and income (loss) from operations. The Company may revise the measurement of each segment's income (loss) from operations as determined by the information regularly reviewed by the CODM. When the measurement of a segment changes, previous period amounts and balances are reclassified to be comparable to the current period's presentation. For the twelve months ended April 30, 2019 and April 30, 2018, all revenues, depreciation, amortization and impairment charges and operating income (loss) were from discontinued operations so no amounts are presented in the tables below.

Total revenues by segment are as follows:

	Twelve Months Ended	Transition Period From 5/1/2019 -
(In thousands)	12/26/2020	12/28/2019
Total revenue:
Vitamin Shoppe	$1,035,964	$30,574
American Freight	896,431	68,230
Buddy's	97,332	35,722
Consolidated total revenue	$2,029,727	$134,526

Depreciation, amortization, and impairment charges by segment are as follows:

	Twelve Months Ended	Transition Period From 5/1/2019 -
(In thousands)	12/26/2020	12/28/2019
Depreciation, amortization, and impairment charges:
Vitamin Shoppe	$40,289	$986
American Freight	6,202	549
Buddy's	5,661	2,365
Consolidated depreciation, amortization, and impairment charges:	$52,152	$3,900

Operating income (loss) by segment are as follows:

	Twelve Months Ended	Transition Period From 5/1/2019 -
(In thousands)	12/26/2020	12/28/2019
Income (loss) from operations:
Vitamin Shoppe	$5,371	$(13,509)
American Freight	40,348	(18,539)
Buddy's	20,364	3,172
Total Segments	66,083	(28,876)
Corporate	(13,572)	(14,145)
Consolidated income (loss) from operations	$52,511	$(43,021)

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Total assets by segment are as follows:

(In thousands)	12/26/2020	12/28/2019
Total assets:
Vitamin Shoppe	$607,148	$679,646
American Freight	801,731	267,176
Buddy's	137,698	188,941
Total Segments	1,546,577	1,135,763
Corporate	203,196	39,206
Consolidated total assets	$1,749,773	$1,174,969

Goodwill by segment is as follows:

(In thousands)	12/26/2020	12/28/2019
Goodwill:
Vitamin Shoppe	$1,277	$4,951
American Freight	367,882	31,028
Buddy's	79,099	88,542
Consolidated goodwill	$448,258	$124,521

(17) Subsequent Events

On December 27, 2020, the Company completed the acquisition of FFO, a regional retailer of furniture and mattresses, for an all cash purchase price of $13.8 million. The Company acquired 31 operating locations which will be rebranded to its American Freight segment in the first quarter of 2021.

On January 15, 2021, the Company completed a public offering of 3.3 million shares of its Series A Preferred Stock with net cash proceeds to the Company of approximately $79.7 million, after deducting underwriting discounts, an advisory fee and estimated offering expenses totaling approximately $3.2 million.

On January 25, 2021, the Company entered into a definitive agreement to acquire Pet Supplies Plus (“PSP”), a leading omnichannel retail chain and franchisor of pet supplies and services, in an all cash transaction valued at approximately $700.0 million from affiliates of Sentinel Capital Partners. Additionally, the Company estimates that the net present value of the tax benefits related to the PSP acquisition are expected to be approximately $100.0 million. In connection with the signing of the definitive agreement, the Company entered into commitments with its lenders for $1,300.0 million in new term loan credit facilities to refinance its existing term loan and provide PSP acquisition financing. This includes commitments from B. Riley for up to $300.0 million in unsecured financing. The transaction closed on March 10, 2021. Preliminary purchase price information is not available at this time due to the closing being on the same date as this filing.

On February 21, 2021, the Company entered into a definitive agreement with NextPoint Acquisition Corp., a special purpose acquisition corporation incorporated under the laws of the Province of British Columbia ("Purchaser") to sell its Liberty Tax business for a total preliminary purchase price of $243.0 million, consisting of approximately $182.0 million in cash and an equity interest in the Purchaser worth an estimated $61.0 million at the time of signing. In connection with the transaction, the Company expects to enter into a transition service agreement with the Purchaser, pursuant to which each party will provide certain transition services to each other. The Company expects the transaction to close in the third quarter of 2021.

On March 2, 2021, The Company's Board of Directors declared quarterly dividends of $0.375 per share of common stock and $0.46875 per share of Series A Preferred Stock. The dividends will be paid in cash on or about April 15, 2021 to holders of record of the Company's common stock and Series A Preferred Stock on the close of business on March 31, 2021.

FRANCHISE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
PART IV
Item 15.    Exhibits, Financial Statement Schedules.
(a)Financial Statements.
The following financial statements of the Company are included in Item 8 of this Annual Report:
Audited Financial Statements for the Year Ended December 26, 2020, Transition Period, and Years Ended April 30, 2019 and April 30, 2018

Page
Reports of Independent Registered Public Accounting Firms	19
Consolidated Balance Sheets as of December 26, 2020 and December 28, 2019	22
Consolidated Statements of Operations for the Year Ended December 26, 2020, Transition Period Ended December 28, 2019, December 29, 2018 (Unaudited), and Years Ended April 30, 2019 and April 30, 2018	23
Consolidated Statements of Comprehensive Income (Loss) for the Year Ended December 26, 2020, Transition Period Ended December 28, 2019, December 29, 2018 (Unaudited), and Years Ended April 30, 2019 and April 30, 2018	24
Consolidated Statements of Stockholders' Equity for the Year Ended December 26, 2020, Transition Period Ended December 28, 2019, and Years Ended April 30, 2019 and April 30, 2018	25
Consolidated Statements of Cash Flows for the Year Ended December 26, 2020, Transition Period Ended December 28, 2019, December 29, 2018 (Unaudited), and Years Ended April 30, 2019 and April 30, 2018	29
Notes to Consolidated Financial Statements	31
(b)Exhibits.

*    Filed herewith.
**    Furnished herewith.
#    Indicates management contract or compensatory plan